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                                                                   Exhibit 10.30

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is dated as of December 16, 2002 and is made by and between NORDSTROM CREDIT, INC., a Colorado corporation ("Seller") and NUDO-WEINER ASSOCIATES, LLC, an Illinois limited liability company, and its assigns ("Purchaser")

                                SUMMARY OF TERMS:

Seller Information:                       Purchaser Information:

Nordstrom Credit, Inc.                    Nudo-Weiner Associates, LLC
1700 7th Avenue                           c/o Marc Realty
Suite 1000                                200 West Jackson Boulevard, 12th Floor
Seattle, WA 98101                         Chicago, Illinois 60606
Attn: John Dolson                         Attn: Gerald Nudo
Fax: 206-303-4419                         Fax: 312-994-9203

Seller's Attorney:                        Purchaser's Attorney:

Dave Johansen                             Levenfeld Pearlstein
1700 7th Avenue                           33 West Monroe Street, 21st Floor
Suite 1000                                Chicago, Illinois 60603
Seattle, WA 98101                         Attn: Thomas G. Jaros
Fax: 206-303-4419                         Fax: 312-346-8434

Project Description and Address: Approximately 110,000 square foot office building with parking and related improvements located at 13531 East Caley Avenue in Cherry Creek Business Center, Centennial, Colorado.

"Premises" shall mean collectively: (a) the land described in EXHIBIT A attached to this Agreement ("Land") along with all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto ( including all mineral rights, development rights, air rights relating to the Land that are owned by Seller);
(b) the office building described above and all other improvements on or to the Land (collectively, "Improvements"); (c) all plumbing, heating, cooling, electrical and other building operation systems and fixtures forming a part of the Improvements (the "Fixtures"); excluding, however: (i) trade fixtures and other personal property owned by the "Tenant" (as defined herein) and (ii) personal property of the Seller of FSB (defined below) located at the Land which are not integral to the operation of the Improvements or any building systems or Fixtures; and (d) any warranties and other intangible assets or property pertaining, appurtenant or relating to the Land or Improvements (collectively, "Additional Property").

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"Purchase Price": $20,000,000.00          Earnest Money: See Section 2.1

"Closing Date": A date mutually agreed    "Contingency Termination Date":
on between Purchaser and Seller, but
not later than December 31, 2002          December 19, 2002

Seller's Broker:                          "Title Company/Escrow Agent":

Eastdil Realty Company, L.L.C.            Chicago Title Insurance Company
555 Montgomery Street, 16th Floor         700 South Flowers Street
Sand Francisco, CA 9411                   Suite 3305
Attn: Christopher Hunt                    Los Angeles, CA 90017
Fax: 415-646-9096                         Escrow Officer: Susan Chios
                                          Fax: (213) 612-4110

Seller and Purchaser agree as follows:

1.   PURCHASE AND SALE.

         1.1. Purchase and Sale. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Premises strictly in accordance with and subject to the terms, conditions, and provisions hereinafter set forth.

         1.2. Purchase Price. The price to be paid by Purchaser to Seller for the Premises shall be the Purchase Price.

2.   PAYMENT TERMS.

         2.1. Earnest Money. Prior to the date hereof, Purchaser has deposited with the Escrow Agent, as escrow agent, the sum of $250,000, as earnest money (said amount, together with the additional earnest money deposit described below, and all interest accruing thereon, being herein referred to collectively as the "Earnest Money"). Provided that Purchaser has not terminated this Agreement pursuant to subsection 3.1(a) below, within three (3) business days after the Contingency Termination Date, Purchaser shall increase the Earnest Money to $500,000 by depositing with the Escrow Agent an additional $250,000. The Earnest Money shall be held by Escrow Agent for the mutual benefit of the parties hereto pursuant to the provisions of Escrow Agent's standard joint order escrow instructions modified, however, to provide that the Earnest Money (and all interest thereon) shall be returned to Purchaser upon Purchaser's unilateral direction to Escrow Agent in the event that Purchaser terminates this Agreement in accordance with Section 3 below. All interest and earnings from the Earnest Money shall accrue for the benefit of Purchaser and shall become part of the Earnest Money, to be distributed to Purchaser or Seller as provided in other provisions of this Agreement.

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         2.2.     Balance of Purchase Price. Provided that all conditions
precedent to Purchaser's obligations set forth herein are satisfied and Seller has performed all of its obligations hereunder, the Earnest Money and the balance of Purchase Price, plus or minus prorations, shall be paid to Seller by certified or cashier's check or by wire transfer at Closing.

3.   PURCHASER'S CONDITIONS.

         3.1.     Due Diligence Investigation.

         (a) Purchaser, its agents, engineers, employees, attorneys, accountants, lenders, investors, contractors and surveyors shall have the right to conduct all tests, inspections, feasibility and other studies and all other investigations concerning the Premises that Purchaser requires (including, without limitation, environmental tests and assessments, interviews, inspection of the physical condition of the Premises, investigation of zoning and other legal requirements, and review of financial information concerning the Premises) to determine whether the Premises are satisfactory to Purchaser. All such tests shall be scheduled in advance with Seller and performed in a manner that will not interfere with the performance of Seller's business at the Premises. In connection therewith, within five (5) days after the date hereof, Seller shall deliver to, or make available to, Purchaser, complete, legible copies of the items described in EXHIBIT B to this Agreement. If Purchaser, in it sole and absolute discretion, is dissatisfied with the Premises based on the tests, inspections, studies, investigations and review of documents described above, or for any other reason whatsoever, then Purchaser may terminate this Agreement by giving written notice to Seller of such termination at any time on or prior to the Contingency Termination Date. Upon the termination of this Agreement pursuant to this subsection (a), the Earnest Money, and all interest earned thereon, shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder.

         (b) Purchaser shall promptly repair any physical damage to the Premises caused by the testing and inspections conducted by Purchaser pursuant to this Section 3.1(a) (collectively, the "Tests") and shall promptly remove or bond or insure over any mechanics' liens arising from the work performed to complete the Tests. Purchaser further agrees to keep the results of the Tests confidential, except to the extent that disclosure may be required by law or other governmental requirement or may be reasonably required to be made to Purchaser's attorneys, lenders, investors, consultants, accountants or other advisors or agents in connection with the purchase, ownership or operation of the Premises by Purchaser. Purchaser shall indemnify, defend and hold Seller harmless from and against any loss, cost or damage (including reasonable attorneys' fees, but excluding incidental or consequential damages) resulting from Purchaser's failure to comply with its obligations set forth in this subsection (b).

         3.2. Title Review. (a) No later than December 12, 2002, Seller shall, at Seller's expense (and billed directly to Seller), deliver to Purchaser
(i) a title commitment (the "Commitment") for an ALTA owner's title insurance policy issued by the Title Company covering the Premises, (ii) copies of all documents described in the Commitment, and (iii) an ALTA/ACSM 1999urban plat of survey of the Premises dated after December 1, 2002, prepared with Purchaser's Table A Items 1-4, 6-11, 13-17 and certified to Purchaser, the Title Company and such other parties as Purchaser may request (the "Survey").

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         (b)      Prior to the Contingency Termination Date, Purchaser shall notify Seller (the "Objection Notice") which of the liens, encumbrances and other matters described in the Commitment or on the Survey are unacceptable to Purchaser (the "Unpermitted Matters"), and Seller shall then have until the Closing Date to remove such Unpermitted Matters or remedy same in a manner satisfactory to Purchaser. The matters in the Commitment that are not Unpermitted Matters shall be "Permitted Exceptions." The Objection Notice shall also specify what title endorsements Purchaser will require (the "Required Endorsements"). If Seller is unable to remove any such Unpermitted Matters or remedy same in a manner satisfactory to Purchaser, or cause the Title Company to issue the Required Endorsements, all within the time period described above, Purchaser shall have the options of (i) proceeding with this Agreement or (ii) terminating this Agreement, in which event the Earnest Money, and all interest earned thereon, shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder. Purchaser shall exercise one of its options set forth in clause (i) or (ii) above by providing written notice thereof to Seller on or before the Closing Date, and, if Purchaser fails to provide such notice within such time, then Purchaser shall be deemed to have elected to proceed in accordance with clause (i).

         (c) At the Closing, and as a further condition of Purchaser's performance of its obligations hereunder, Seller shall cause the Title Company to deliver to Purchaser an owner's title policy or an irrevocable commitment to issue a title policy (the "Title Policy") issued in accordance with the provisions of the Commitment as specified above: (i) naming Purchaser as the insured owner of the Premises, (ii) dated as of the date of recording of the deed conveying title to the Premises from Seller to Purchaser, (iii) in the amount of the Purchase Price, (iv) containing only the Permitted Exceptions, and
(v) containing the Required Endorsements.

         (d) Notwithstanding anything to the contrary set forth herein, Purchaser shall have the right to review and approve (prior to recording) the form of "Conduit Easement" and the "Switch Easement" (as defined herein) as prepared by Seller, such approval not to be unreasonably withheld by Purchaser. The exact location of those easement areas shall be plotted on the Survey.

         3.3. Additional Conditions. In addition to the other conditions set forth herein, Purchaser's obligation to acquire the Premises and consummate the other transactions contemplated hereunder shall be conditioned on:

         (a) all representations and warranties of Seller being true and correct in all respects as of the Closing;

         (b) there being no breach or default by Seller of any of its other covenants, agreements, duties or obligations hereunder; and

         (c) no event or circumstances exists at Closing that may materially adversely affect the Premises, or the use, occupancy or financial condition thereof, as determined by Purchaser.

4.   CLOSING.

         4.1. Closing Date. Subject to the provisions of Section 3 of this Agreement and any other applicable provisions hereof, the sale of the Premises to Purchaser and the other transactions described herein shall be consummated (the "Closing") on the Closing Date. The Closing shall take place at the office of the Escrow Agent through an escrow created under an escrow agreement mutually satisfactory to Purchaser and Seller, in their reasonable discretion, including provisions for

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a so-called "New York style" closing to facilitate delivery to Purchaser of the
Title Policy and possession of the Premises on the Closing Date.

         4.2.     Closing Documents and Delivery of Possession.

         (a) Seller Deliveries. In addition to the Title Policy to be provided under Section 3, Seller shall deliver to Purchaser at Closing, in form and substance reasonably acceptable to Purchaser, the Closing Documents described in EXHIBIT C attached to this Agreement.

         (b) Purchaser Deliveries. Purchaser shall deliver to Seller at Closing the balance of the Purchase Price, plus or minus prorations, together with such documents reasonably required by the Title Company to issue the Title Policy and close the purchase by Purchaser of the Premises.

         (c)      Joint Deliveries. Seller and Purchaser shall jointly deliver
(i) the lease between Purchaser, as landlord, and Nordstrom, Inc., a Washington corporation (the "Tenant"), as tenant, in the form of EXHIBIT D attached hereto (the "Lease"), along with any certificates or documents required from the Tenant pursuant to the Lease as of the commencement of the Lease, (ii) a closing statement and (iii) all required real estate transfer tax declarations, returns or affidavits.

         (d) Delivery of Possession. Possession of the Premises (subject to the rights of Tenant under the Lease) shall be given by Seller to Purchaser at the time of Closing.

         (e) Tenant Deliveries. In the event that any Closing Document or other agreements is required from Tenant in order to consummate the terms of this Agreement, it shall be the responsibility of Seller to obtain Tenant's signature on such Closing Documents and to provide such documents at Closing. Is shall be a default by Seller if the Tenant shall so fail to deliver any of the Closing Documents or other documents required hereunder.

5.   PRORATIONS.

         5.1. Real Estate Taxes and Assessments. Proration of real estate taxes and assessments shall not be required as all such amounts levied or accrued prior to Closing shall be Tenant's obligation under the Lease.

         5.2. Operating and Utility Costs. Seller shall pay all expenses necessary to repair, operate and maintain the Premises accrued up to and including the Closing Date, as the owner of the Premises. Any and all such expenses accruing subsequent to the Closing Date shall be paid by Tenant in accordance with the provisions of the Lease.

         5.3. Miscellaneous. All other items which are customarily prorated in transactions similar to the transaction contemplated hereunder and which are not otherwise addressed in this Agreement, will be prorated as of the Closing Date.

6.   CLOSING COSTS.

         Purchaser shall pay the following expenses incurred in connection with the transactions described herein: (a) one-half of all closing fees charged by the Escrow Agent, (b) Purchaser's legal fees and expenses, and (c) all costs of Purchaser's financing, if any. Seller shall pay all of the other closing costs and expenses incurred in connection with the transactions described herein, including,

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without limitation: (i) the costs of the Commitment, the Title Policy (including extended coverage and other endorsements), and the Survey, (ii) one-half of all closing fees charged by the Escrow Agent, (iii) Seller's legal fees and expenses and all commissions due to Seller's Broker, and (iv) all recording fees, transfer taxes and documentary stamp taxes.

7.   REAL ESTATE COMMISSIONS.

         Each party represents and warrants to the other that, except for the Seller's Broker, no person or entity acting as real estate broker, finder or real estate agent brought about this Agreement or the Lease. Seller shall pay all fees and commissions owed to the Seller's Broker. Seller represents that there shall be no fees or commissions owed to Seller's Broker on account of the Lease, or the Tenant's exercise of any renewal option or other rights under the Lease. Seller agrees to and does hereby indemnify Purchaser from all loss, damage, cost, or expense (including attorneys' fees) that Purchaser may suffer as a result of any claim or action brought by the Seller's Broker or any other person or entity acting or allegedly acting on behalf of Seller in connection with this transaction or the Lease, and Purchaser agrees to and does hereby indemnify and hold Seller harmless from all loss, damage, cost, or expense (including attorneys' fees) that Seller may suffer as a result of any claim or action brought by any person or entity (other than the Seller's Broker) acting or allegedly acting on behalf of Purchaser in connection with this transaction or the Lease.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

         8.1. Seller's Representations. Seller represents and warrants to Purchaser as follows, all of which representations and warranties shall be deemed remade as of the Closing Date:

         (a) Seller has no knowledge and has received no notice of any litigation, claim, demand, damage, action, or cause of action of any person, entity or governmental agency or instrumentality affecting the Premises. To the best of Seller's knowledge, the Premises is not in violation of any law, ordinance, code or regulation. To the best of Seller's knowledge, the Premises is not in violation or breach of any of the covenants, conditions, restrictions or other agreements affecting the Premises

         (b) To the best of Seller's knowledge: (a) no toxic or hazardous waste or hazardous substance or other pollutant or contaminant or any other substance which is in violation of any state, federal or local law, regulation or ordinance is contained within or located at or under the Premises; (b) there are no underground storage tanks located under the Land; and (c) no portion of the Premises is located in an area that has been designated a wetlands or other environmental protection area.

         (c) Seller has no knowledge of and has received no notice concerning any: (i) proposed special assessments or similar taxes, charges or assessments against the Premises: (ii) utility service moratoriums or other moratoriums affecting the Premises; (iii) pending or threatened condemnation actions affecting the Premises, (iv) pending or threatened change in the zoning classification of the Land or Improvements; (iv) pending or threatened boundary disputes with any adjoining landowner respecting the Premises; or (v) pending or threatened disputes relating to or impairments of access to and from the Premises.

         (d) Except for the documents described in EXHIBIT E (collectively, the "Property Documents"), there are no service contracts, equipment leases, development agreements,

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construction contracts, leases or occupancy agreements affecting the
Premises (other than the Lease to be entered into at the Closing). All of the copies of the Property Documents delivered or hereafter delivered to Purchaser are and will be true and correct copies thereof. There are no material defaults by any party under any of the Property Documents.

         (e) Seller has full power and authority to enter into this Agreement, bind Seller and the Premises to the commitments made hereunder, and convey or cause the conveyance of the Premises to Purchaser.

         (f) No person has any right to use or occupy the Premises other than Seller, FSB (as defined in Section 8.7 below) and Rockies (as defined in Section 8.8, below). No person or entity, except Purchaser and except those contained in the Lease, has been granted any options, rights of first refusal or other purchase rights with respect to the Premises.

         (g) Except for the Property Documents and the documents described in the Commitment, there are no agreements affecting the Premises or other obligations or liabilities currently binding on Seller or the Premises that will be binding on Purchaser or the Premises after the Closing.

         8.2. Purchaser's Representations. Purchaser represents and warrants to Seller that:

         (a) Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (b) The execution of this Agreement by Purchaser is the duly authorized and legally binding action of Purchaser, and upon execution hereof, Purchaser shall be bound by and subject to the terms and provisions of this Agreement.

         8.3. Survival. The representations and warranties of the parties contained in this Agreement or in any document executed in connection herewith, including, without limitation, the provisions of Sections 8.1 and 8.2 above shall not merge with or into any deed of conveyance or other document or instrument delivered at or in connection with the Closing and shall survive the Closing for a period of one year after the Closing; provided, however, that such one-year limitation shall not apply to: (a) any fraud; (b) any claim or cause of action initiated prior to the end of such one-year period but not settled prior to the end of such period; or (iii) any claim based upon Tenant's obligations under the Lease.

         8.4. AS-IS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR ANY OF THE DOCUMENTS DELIVERED IN CONNECTION WITH THE AGREEMENT, SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES (INCLUDING NO WARRANTIES OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND PURCHASER IS ACQUIRING THE PREMISES IN ITS "AS-IS" PHYSICAL CONDITION.

         8.5. Operating Covenants. From the date of this Agreement until the Closing or earlier termination of this Agreement: (a) Seller shall continue to operate the Premises and pay for all expenses in a manner similar to its operation prior to the execution of this Agreement, including, without limitation, to the providing of insurance, management, maintenance and services;
(b) no easements (other than the "Conduit Easement", as defined in Section 8.6, below), restrictions, declarations or options shall be entered into, amended or terminated without Purchaser's consent; (c)

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Seller shall promptly furnish Purchaser copies of all notices of violation by
Seller or the Premises of Federal, state or municipal laws, ordinances, regulations, orders, or requirements of departments of housing, buildings, fire, labor, health, or other Federal, state or municipal departments or other governmental authorities; (d) Seller shall not market the Premises for sale or otherwise accept or negotiate any offers for sale, leasing or refinancing; and
(e) no leases, service contract or other agreements affecting the Premises shall be entered into which shall survive the Closing and affect Purchaser's interest in the Premises without Purchaser's consent.

         8.6. New Easements. Prior to Closing, Seller intends to enter into and grant the following new easements which shall encumber the Premises and Seller's adjacent property commonly known as the Nordstrom Credit, Inc. Data Center (the "Data Center"):

         (a) A reciprocal easement for conduit and wiring will be created for the purpose of memorializing the existing connection between the Premises and the Data Center (the "Conduit Easement"). The Conduit Easement shall provide for, at least, the following: (a) Purchaser shall not be responsible for the installation, servicing, maintenance, replacement or removal of improvements installed in the Conduit Easement; (b) the Conduit Easement shall terminate upon the termination of the Lease for the Premises or upon the elimination of the data center upon the adjacent property; (c) the location of the Conduit Easement shall be such that the Improvements located on the Premises will not encroach into the Conduit Easement; and (d) Seller or Tenant shall be responsible to repair that portion of the Premises covered by the Conduit Easement in the event any installation, repair or maintenance requires that the Premises be altered or disturbed.

         (b) An easement agreement which shall encumber the Premises for the benefit of the Data Center, related to the transformers and grid switching equipment and conduits and lines with respect thereto which, as of the date of this Lease, are wholly or partially located on the Land and which serve each of the Property and the Data Center (the "Switch Easement").

         8.7. FSB Lease. At Closing, Seller hereby agrees to terminate that certain lease (the "FSB Lease") between Seller and Nordstrom fsb ("FSB"). Immediately after Closing, Tenant may enter into a sublease to replace the FSB Lease on the terms set forth in the Lease. Seller hereby agrees that: (a) Purchaser shall have no obligation under the FSB Lease; (b) Purchaser is not assuming Seller's obligations under the FSB Lease; and (c) Seller agrees to indemnify and hold Purchaser harmless from any claims made against Purchaser as a result of the existence or termination of the FSB Lease.

         8.8. Dining Agreement. Seller represents that it has entered into an agreement (the "Dining Agreement") with Rockies Dining Service ("Rockies") for the purpose of providing cafeteria service for employees of FSB. Seller hereby agrees that: (a) Purchaser shall have no obligation under the Dining Agreement; (b) Purchaser is not assuming Seller's obligations under the Dining Agreement; and (c) Seller agrees to indemnify and hold Purchaser harmless from any claims made against Purchaser as a result of the Dining Agreement. The Dining Agreement shall not be deemed "Additional Property" being transferred to Purchaser hereunder.

9.   CASUALTY OR CONDEMNATION.

         In the event prior to the Closing, of (a) material damage or casualty to the Premises, or (b) a condemnation or other taking of the Premises, or any part of the Premises, or any rights of access or

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other material rights benefiting the Premises as a result of the exercise of the power of eminent domain, or in the event that any type of proceeding for such a condemnation or taking is commenced prior to the Closing by any governmental body, then, in any such case, Seller shall promptly notify Purchaser in writing of such event, and Purchaser shall have the option to either: (i) terminate this Agreement, in which event the Earnest Money, and all interest earned thereon, shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder; or (ii) proceed with the Closing. If Purchaser elects to proceed with the Closing or is not entitled to terminate this Agreement, Seller shall deposit into an escrow (which shall thereafter be used by Tenant and/or Purchaser in the manner described in the Lease) all condemnation awards, in the event of eminent domain, or insurance proceeds, in the event of damage or casualty, and shall deposit into said escrow the amount of all deductibles or other uninsured damages so that such sums can be used by Tenant and/or Purchaser to restore the Premises as contemplated in the Lease. In all cases, Purchaser shall not be obligated to proceed to purchase the Premises, unless it receives from Tenant adequate written assurance that it will continue to perform under the Lease notwithstanding the casualty or condemnation (without any abatement or off-set). Purchaser shall exercise its option under clause (i) or (ii) of this Section 9 by providing Seller with a written notice of its decision within thirty (30) days after Purchaser receives written notice of the condemnation or damage or casualty and of the cost of repair as determined by the insurance adjuster, as provided below, and the Closing Date shall be extended, if necessary, to permit Purchaser to make such election within such time period. For purposes hereof, "material" damage or casualty shall mean damage or casualty costing more than $250,000 to repair, as determined by an insurance adjuster mutually selected by Seller and Purchaser.

10.  DEFAULT/REMEDY.

         10.1. Seller Default. In the event of a default by Seller of which Purchaser is aware prior to Closing in the performance or observance of any of Seller's duties or obligations herein contained, and upon the failure of Seller to cure such default within seven (7) days following written notice therefrom Purchaser, then Purchaser, at its option and as its sole remedies, may either:
(a) terminate this Agreement in which event (i) the Earnest Money and all interest earned thereon shall be returned to Purchaser and (ii) Seller shall reimburse Purchaser for all costs and expenses incurred by Purchaser in negotiating and undertaking the transactions contemplated hereby and investigating the Premises, including, without limitation, all costs associated with the investigations and other activities described or contemplated under
Section 3.1 above; or (b) specifically enforce this Agreement, by legal action or otherwise. In the event of a default by Seller of which Purchaser is not aware prior to Closing, including, without limitation, a breach of any representation or warranty not discovered until after Closing, Purchaser shall be entitled to exercise any and all rights and remedies at law or in equity.

         10.2. Purchaser Default. In the event of a default by Purchaser of which Seller is aware prior to Closing in the performance or observance of any of Purchaser's duties or obligations herein contained, and upon the failure of Purchaser to cure such default within seven (7) days following written notice thereof from Seller, then Seller may terminate this Agreement and the Earnest Money and all interest earned thereon shall be paid to Seller as liquidated damages and as Seller's sole and exclusive remedy against Purchaser. In the event of a default of Purchaser of which Seller is not aware prior to Closing, including, without limitation, a breach of any representation or warranty not discovered until after Closing, Seller shall be entitled to exercise any and all rights and remedies at law or in equity.

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         10.3.    Costs. In addition to the rights and remedies set forth in
Section 10.1 and 10.2, all reasonable attorneys' fees and court costs incurred by a non-defaulting party to enforce this Agreement against a defaulting party shall be paid by the defaulting party. A prevailing party's right to reimbursement for fees and costs shall not be merged into any judgment entered in connection herewith and extend to the collection of any judgment issued in connection herewith.

11.  MISCELLANEOUS.

         11.1. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) on the same date as the date on which such notice is delivered personally or sent by fax (with fax confirmation received), (b) on the date that is three (3) business days after the date on which such notice is deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, or (c) on the date that is one (1) business days after the date on which such notice is sent by overnight courier services (such as Federal Express or any other national courier service), and, in each case, addressed to the applicable party and its attorney at their addresses set forth in the Summary of Terms at the beginning of this Agreement (or to such other address as either party may from time to time specify in a written notice to the other in accordance with the terms hereof).

         11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of where the Premises is located.

         11.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         11.4.    Time of Essence. Time is of the essence of this Agreement.

         11.5. Independent Counsel; Interpretation. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of arms length negotiations between the parties hereto and the advice and assistance of their respective counsel. Notwithstanding any rule of law to the contrary: (i) the fact that this Agreement was prepared by Purchaser's counsel as a matter of convenience shall have no import or significance, and any uncertainty or ambiguity in this Agreement shall not be construed against Purchaser because Purchaser's counsel prepared this Agreement; and (ii) no deletions from prior drafts of this Agreement shall be construed to create the opposite intent of the deleted provisions.

         11.6. Tax-Deferred Exchange. Seller and Purchaser acknowledge that either one or both of them may be entering into this transaction in connection with a tax-deferred exchange (the "Exchange"). If requested by either party, the other party shall cooperate with the requesting party in effectuating such Exchange, including executing any documents, instruments or agreements reasonably requested by the requesting party, provided the other party shall not be obligated to (i) expend any costs in connection with such Exchange or (ii) accept or assume any additional obligations or liabilities in connection with such Exchange.

         11.7. No Waiver/Amendments. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

         11.8. Entire Agreement. Except for the Lease and the other documents required to be delivered in connection herewith, this Agreement contains the entire agreement of the parties hereto with respect to the Premises and any other prior understandings or agreements are merged herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

         11.9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         11.10. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  [SIGNATURES FOLLOW ON NEXT CONSECUTIVE PAGE]

         IN WITNESS WHEREOF, this Purchase and Sale Agreement has been executed by the parties hereto as of the date first above written.

                                           PURCHASER:

                                           NUDO-WEINER ASSOCIATES, LLC, an
                                           Illinois limited liability company

                                           By: /s/ Gerald Lee Nudo
                                               -------------------
                                           Name:  Gerald Lee Nudo
                                           Title: Manager

                                           SELLER:

                                           NORDSTROM CREDIT, INC., a Colorado
                                           corporation

                                           By: /s/ Kevin T. Knight
                                               -------------------
                                           Name:  Kevin T. Knight
                                           Title: President

SCHEDULE OF EXHIBITS

EXHIBIT A         -        Legal Description of Land
EXHIBIT B         -        Seller Due Diligence Deliveries
EXHIBIT C         -        Seller Closing Documents
EXHIBIT D         -        Form of Lease
EXHIBIT E         -        List of Property Documents

                                    EXHIBIT A

                            Legal Description of Land

LOT 1, CASTLEWOOD FILING NO. 2, ACCORDING TO THE PLAT RECORDED ON JUNE 29, 1984 IN BOOK 76 AT PAGES 54 AND 55, COUNTY OF ARAPHAHOE, STATE OF COLORADO

                                    EXHIBIT B

                         Seller Due Diligence Deliveries

         (a) all leases, service contracts, management agreements, ground leases, licenses or other agreements relating to the use or occupancy of the Premises, including the FSB Lease and the Dining Agreement;

         (b) "as built" sets of plans for the Premises and any existing topographical or engineering drawings for the Premises, if any, in Seller's possession;

         (c) copies of all approvals, authorizations, consents, licenses, permits, privileges, rights, variances and waivers relating to the Premises from any federal, state, county, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality having jurisdiction over said Premises, if any in Seller's possession or which Seller may obtain from a third party at minimal cost, including, but not by way of limitation, those with respect to building (i.e. certificates of occupancy), effluent control, environmental protection, fire, foundation, pollution control, use, utilities and zoning heretofore held by or granted to Seller;

         (e) copies of any and all public or private utility easements, access agreements, special assessment arrangements, tap-in or connection fee agreements or procedures and any public financial assistance relating to each Premises;

         (f) any soil or boring reports, environmental studies, hydrological studies, engineering studies, percolation tests or data relating to the Premises, if any, in Seller's possession;

         (g) copies of tax bills and documents relating to tax and assessment proceedings, abatement, notices or appeals, if any, in Seller's possession;

         (h) copies of any notices received from any federal, state or local governmental authority relating to the Premises, if any, in Seller's possession; and

         (i) copies of existing title insurance policies and any surveys relating to the Premises.

                                    EXHIBIT C

                            SELLER CLOSING DOCUMENTS

         (a) a special/limited warranty deed from Seller to Purchaser for the Land and Improvements in recordable form;

         (b) a bill of sale conveying all of Seller's right, title and interest in the Fixtures and containing customary warranty of title, but no other warranties;

         (c) Seller's assignment to Purchaser of all of Seller's interest in the Additional Property, which Assignment shall include an indemnification of Purchaser by Seller against liability accruing or arising prior to the Closing Date;

         (d) such other documents and instruments as are required to transfer Seller's interest in the Premises to Purchaser, including, without limitation, all consents from third parties that are required to properly and legally effect the transfer of the Premises to Purchaser;

         (e) an ALTA extended coverage statement and/or title affidavits, gap undertaking, and all other affidavits, certifications and other documents required by the Title Company in connection with its issuance of the Title Policy;

         (f) a non-foreign affidavit from Seller certifying that Seller is not a "foreign person," "foreign corporation" or any other foreign entity as such terms are defined in Section 1445 of the Internal Revenue Code and the income tax regulations promulgated thereunder;

         (g) a certificate executed by Seller confirming that the representations and warranties made by Seller in this Agreement remain true and correct as of the Closing Date;

         (h) evidence of Seller's existence as a corporation in good standing in the State of its formation and of Seller's authority to do business in the State of Colorado and to enter into and perform its obligations under this Agreement;

         (i) originals or copies of all warranties, guaranties, plans and specifications, licenses and permits related to the ownership, construction and operation of the Premises to the extent such documents are in Seller's possession or may be obtained by seller at nominal cost, and copies of all keys, combinations and other similar items required to properly deliver control of the Premises to Purchaser;

         (j) terminations of all management and/or leasing agent or brokerage agreements, together with full releases from any and all management and leasing agents;

         (k) such other documents as reasonably may be required by Purchaser or the Title Company to consummate the transactions contemplated by this Agreement; and

         (l) an estoppel certificate from Tenant relating to the Lease (if requested by Purchaser), along with any subordination, non-disturbance and attornment agreement as may be required of Tenant in connection with the terms of the Lease.

                                    EXHIBIT D

                                  Form of Lease

                                 [See Attached]

                                    EXHIBIT E

                           List of Property Documents

         1. Those documents referred to in Chicago Title Insurance Company Commitment number 1295469 dated October 16, 2002 and referred to therein Exceptions 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17.

         2.       The Conduit Easement

         3.       The Switch Easement

         4.       The FSB Lease

         5.       The Dining Agreement

                                                                       EXHIBIT D

                                      LEASE

                                     BETWEEN

                                 MARC-CALEY LLC,
                      A COLORADO LIMITED LIABILITY COMPANY

                                  AS LANDLORD,

                                       AND

                                NORDSTROM, INC.,
                            A WASHINGTON CORPORATION

                                    AS TENANT

                                    PREMISES:

                             13531 EAST CALEY AVENUE

                              CENTENNIAL, COLORADO

                          DATED AS OF DECEMBER 16, 2002

         LEASE

         THIS LEASE (the "Lease") is made as of the 16th day of December 2002, between MARC-CALEY LLC ("Landlord"), a limited liability company, existing under the laws of the State of Colorado having an office at 200 West Jackson Blvd., 12th Floor, Chicago, Illinois 60606, and NORDSTROM, INC. ("Tenant"), a corporation existing under the laws of the State of Washington, having an office at 1700 Seventh Avenue, Suite 1000, Seattle, WA 98101, Attn.: Real Estate Notices.

         W I T N E S S E T H:

         It is hereby mutually covenanted and agreed by and between the parties hereto that this Lease (hereinafter defined) is made upon the terms, covenants and conditions hereinafter set forth.

         ARTICLE 1
         DEFINITIONS

         The terms defined in this Article 1, for all purposes of this Lease, shall have the following meanings:

         1.01     "Additional Rent" shall have the meaning provided in Section
3.02.

         1.02 "Affiliate of Tenant" shall mean any Person controlled by, under common control with or controlling Tenant.

         1.03     "Base Rent" shall have the meaning provided in Section 3.01.

         1.04 "Building" shall mean: (i) all of the three-story office building commonly known as 13531 East Caley Avenue, Centennial, Colorado, and which, for purposes of this Lease, shall be deemed to contain 110,000 rentable square feet, more or less; (ii) the Equipment (hereinafter defined); (iii) all other improvements and appurtenances of every kind and description now or hereafter erected, constructed or placed on or about the Land (hereinafter defined) other than Removable Items (hereinafter defined); and (iv) any and all alterations and replacements thereof, additions thereto and substitutions therefor.

         1.05 "Business Day" shall mean any day which is not a Saturday, Sunday or a day observed as a holiday by either the States of Colorado or Washington or the United States government.

         1.06     "Capital Improvement" shall have the meaning provided in
Section 13.01.

         1.07 "Certificate of Occupancy" shall mean a certificate of occupancy (temporary or permanent) or other similar certificate issued by the appropriate governmental department or agency of the City (hereinafter defined).

         1.08     "City" shall mean the City of Centennial, Colorado.

         1.9      "Claim" shall have the meaning provided in Section 28.01(a).

         1.10 "Commencement Date" shall mean the date of commencement of the Term (hereinafter defined) as set forth in Article 2.

         1.11 "Construction Agreements" shall mean agreements for construction, Restoration (hereinafter defined), Capital Improvement, rehabilitation, alteration, conversion, extension, repair or demolition performed pursuant to this Lease.

         1.12 "Default" shall mean any condition or event which constitutes or, after the giving of notice or the passage of time or both, would constitute an Event of Default (hereinafter defined).

         1.13     "Deficiency" shall have the meaning provided in Section
24.04(c).

         1.14 "Escrow Agent" shall mean (i) any title insurance and trust company qualified to do business in the State of Colorado which has a net worth of not less than $10,000,000 or any Fee Mortgagee having a net worth not less than $50,000.000.00, and (ii) which is designated from time to time by Landlord to serve as Escrow Agent pursuant to this Lease in accordance with escrow instructions approved in writing by both Landlord and Tenant, such approval not to be unreasonably withheld or delayed.

         1.15 "Environmental Law" shall have the meaning provided in Section 28.01(b).

         1.16 "Equipment" shall mean any and all fixtures, equipment and machinery of every kind and nature whatsoever now or hereafter affixed or attached to the Building, or now or hereafter used or procured for use in connection with the operation, use or occupancy thereof, and the appurtenances thereof, but excluding therefrom all trade fixtures and articles of personal property title to which is vested in the tenants under any leases of space therein or in contractors engaged in maintaining the Premises that is not necessary for the operation of the Building or Building systems.

         1.17     "Event of Default" shall have the meaning provided in Section
24.01.

         1.18 "Expiration Date" shall mean the date of the expiration of the Term as set forth in Article 2.

         1.19 "Fee Mortgage" shall mean any mortgage or trust deed which hereafter is a lien on the entire fee simple title to the Premises, or any part thereof, as the same may be renewed, modified, amended, extended, consolidated or coordinated from time to time.

         1.20     "Fee Mortgagee" shall mean the holder of a Fee Mortgage.

         1.21 "Governmental Authority (Authorities)" shall mean the United States of America, the State of Colorado, County of Arapahoe and the City, and any agency, authority, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof.

         1.22     "Hazardous Materials" shall have the meaning provided in
Section 28.01(c).

         1.23     "Impositions" shall have the meaning provided in Section 4.01.

         1.24 "Indemnified Party" shall have the meaning provided in Section 19.01.

         1.25 "Insurance Policies" shall mean any and all insurance policies which Tenant is required to keep and maintain pursuant to this Lease.

         1.26 "Land" shall mean the parcel of real estate legally described on Exhibit A attached hereto and made a part hereof.

         1.27 "Landlord," on the date as of which this Lease is made, shall mean Marc-Caley LLC, a Colorado limited liability company, but thereafter, "Landlord" shall mean only the holder of the landlord's interest in the Premises at the time in question, so that if Marc-Caley LLC, a Colorado limited liability company or any successor to its interest hereunder ceases to have any interest in the Premises as the result of a sale or sales or transfer or transfers of the landlord's interest in the Premises, then the Landlord under this Lease at the time of such sale or sales or transfer or transfers shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord hereunder to be performed on or after the date of such sale or transfer, any remaining liability of such Landlord to be subject to the provisions of Section 39.06 hereof, and it shall be deemed and construed without further agreement between the parties or their successors in interest and the Person who then acquires or owns the landlord's interest in the Premises, including, without limitation, the purchaser or transferee in any such sale or transfer, that such Person has assumed and agreed to carry out, subject to the provisions of Section 39.06 hereof, any and all agreements, covenants and obligations of Landlord hereunder accruing on or after the date of the aforesaid sale or transfer.

         1.28     "Late Charge Rate" shall have the meaning provided in Article
6.

         1.29 "Lease" shall mean this Lease and all amendments, modifications, extensions and renewals hereof and exhibits attached hereto.

         1.30 "Lease Year" shall mean the consecutive twelve (12) month period during the Term commencing on the Commencement Date if the Commencement Date is on the first day of a calendar month, or if the Commencement Date is not on the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the 12th full calendar month of the Term, and, in either case, each successive consecutive twelve (12) month period thereafter.

         1.31     "Liability Insurance" shall have the meaning provided in
Section 7.01(a)(ii).

         1.32     "Manage" shall have the meaning provided in Section 28.01(d).

         1.33 "Net Replacement Cost" shall mean the actual replacement cost of the Building (excluding foundation and excavation costs, but including the cost of debris removal and of replacing all Equipment appurtenant to, located in or used in connection with the Building) without physical depreciation.

         1.34     "Nondisturbance Agreement" shall have the meaning provided in
Section 27.02.

         1.35     "Notice" shall have the meaning provided in Section 25.01.

         1.36 "Permitted Encumbrances" shall mean the items set forth in Exhibit B attached hereto and made a part hereof.

         1.37 "Person" shall mean and include an individual, corporation, partnership, joint venture, estate, trust, unincorporated association or any federal, state, county or municipal government or any bureau, department, authority or agency thereof.

         1.38     "Premises" shall mean the Land and the Building.

         1.39 "Prime Rate" shall mean the annual rate of interest announced from time to time by LaSalle Bank N.A. as its corporate base rate of interest.

         1.40     "Release" or "Released" shall have the meaning provided in
Section 28.01(e).

         1.41     "Removable Items" shall have the meaning provided in Section
32.04.

         1.42     "Rental" or "Rent" shall have the meaning provided in Section
3.03.

         1.43     "Requirements" shall have the meaning provided in Section
14.01.

         1.44     Response" or "Respond" shall have the meaning provided in
Section 28.01(f).

         1.45     "Restoration" shall have the meaning provided in Section 8.01.

         1.46     "Restoration Funds" shall have the meaning provided in Section
8.02.

         1.47     "Restore" shall have the meaning provided in Section 8.01.

         1.48     "Significant Portion" shall have the meaning provided in
Section 9.01(e).

         1.49     "Subleases" shall have the meaning provided in Section 10.06.

         1.50     "Subtenants" shall have the meaning provided in Section 10.01.

         1.51 "Tenant" shall mean Nordstrom, Inc., a Washington corporation, provided, however, that whenever this Lease and the leasehold estate hereby created shall be assigned or transferred in accordance with the terms of and in the manner specifically permitted by this Lease, then, from and after the date of such assignment or transfer and until the next permitted assignment or transfer, the term

"Tenant" shall also mean the permitted assignee or transferee, except that the assignor shall continue to remain liable with respect to any obligations or liabilities of Tenant hereunder.

         1.52     "Term" shall mean the term of this Lease as set forth in
Article 2 hereof.

         1.53 "Unavoidable Delays" shall mean delays incurred by Tenant due to strikes, lockouts, acts of God, enemy action, civil commotion, governmental restrictions or preemption, fire or other casualty or other causes beyond the reasonable control of Tenant (not including Tenant's insolvency, bankruptcy or financial condition or financial difficulties or problems or any action by Tenant or any Affiliate of Tenant).

         1.54 "Zoning Laws" shall mean the zoning laws of the City, as the same may be amended from time to time.

         ARTICLE 2
         PREMISES; TERM OF LEASE; EXTENSION OPTIONS

         2.01 Landlord does hereby demise and lease to Tenant, and Tenant does hereby lease, hire and take from Landlord (a) the Land, and (b) the Building as now or hereafter erected thereon, subject to the Permitted Encumbrances.

         TO HAVE AND TO HOLD unto Tenant, its successors and assigns, for a term of fifteen (15) years (the "Term") commencing on the date on which Landlord acquires fee simple title to the Premises (the "Commencement Date") and expiring on the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date (the "Expiration Date"), subject to extension or earlier termination as provided in this Lease. (The initial fifteen (15)-year term of this Lease is sometimes hereinafter referred to as the "Initial Term").

         2.02 Landlord agrees that, so long as no Event of Default has occurred and Tenant gives Landlord the written notices hereinafter described, Tenant shall have, and it is hereby granted, five (5) successive options to extend the Term for a period of five (5) years for each such option (individually, an "Option Period", and jointly, the "Option Periods"), such Option Period to begin respectively upon the Expiration Date of the Initial Term or the expiration of the immediately preceding Option Period, as the case may be. In order to exercise such options to extend the Term into the next succeeding Option Period, Tenant shall give Landlord notice of such exercise no later than 365 days prior to the expiration of the Initial Term, or 365 days prior to the expiration of the then-current Option Period, as the case may be, time being of the essence. Upon the failure of Tenant to exercise any option herein by giving the written notice required under this Section 2.02, and, in any event, upon expiration of the fifth Option Period, Tenant shall have no further or additional right to renew or extend this Lease. Notwithstanding the foregoing, in order to avoid any forfeiture or inadvertent lapse of any right to extend as aforesaid, if Tenant shall fail to give any such notice within the aforesaid time limit and shall not have given Landlord prior written notice of its intention not to extend as aforesaid, Tenant's right to exercise such option to extend this Lease into the next succeeding Option Period shall nevertheless continue, as shall its tenancy hereunder (under the same terms and conditions as theretofore in effect and notwithstanding that the Initial Term or the then-current Option Period shall have expired) until thirty (30) days after Landlord shall have given Tenant notice of Landlord's election to terminate the Term, and Tenant may exercise its extension option at any time prior to expiration of said thirty (30)-day period, time being of the essence. Upon the giving of notice of Tenant's exercise of its option to extend in accordance with the foregoing provisions, the Term shall thereupon be extended without further act by Landlord or Tenant, the same as if such notice had been timely given hereunder. The terms and conditions of this Lease shall remain unchanged during all Option Periods, except that the rent payable during each Option Period shall be as specified in Article 3 hereof.

As used in this Lease (i) the "Term" shall mean the period between the Effective Date and the expiration of the Initial Term or the expiration of the Option Periods, if any, whichever is the latter, and (ii) "Expiration Date" shall mean the last day of the Initial Term or the expiration of the Option Periods, if any, whichever is the latter.

         ARTICLE 3
         RENT

         3.01 Tenant shall pay to Landlord, without offset or deduction and without notice or demand, the annual sums set forth on Exhibit C (collectively, "Base Rent") payable in advance on the first (1st) day of each calendar month of the Term in equal monthly installments as specified therein (unless any such date is not a Business Day, in which case payment shall be due on the next succeeding Business Day), for the period commencing on the Commencement Date and continuing thereafter throughout the Term.

         The first installment of Base Rent shall be due and payable on the Commencement Date hereof. Base Rent shall be paid in lawful money of the United States to Landlord at the office of Landlord set forth above or at such other place as Landlord shall direct from time to time by written notice to Tenant. If the Term commences other than on the first day of a calendar month, or ends other than on the last day of a calendar month, then, for such calendar month, Base Rent shall be prorated to reflect that portion of such calendar month included in the Term, and shall also be paid by Tenant on the Commencement Date hereof.

         3.02 Tenant shall also pay and discharge as additional rent (the "Additional Rent") all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, including, without limitation, any amounts arising under any operating easement, or other similar agreements affecting the Premises or any adjoining property thereto, and all interest and penalties that may accrue thereon in the event of Tenant's failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant's part to comply with any of the terms of this Lease, all of which Tenant hereby agrees to pay upon demand. Upon any failure on the part of Tenant to pay any of the Additional Rent, Landlord shall have the same legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or by common law or otherwise as are available to Landlord in the case of nonpayment of Base Rent.

         3.03 This Lease shall be deemed and construed to be a fully "net lease" and Tenant shall pay to Landlord, absolutely net throughout the Term, all Base Rent and Additional Rent (collectively, "Rental" or "Rent" ), free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or setoff whatsoever in the manner set out above for payment of Base Rent, and under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever relating to the Premises or be under any other obligation or liability hereunder or otherwise, except as herein otherwise expressly set forth. Except for debt service on any indebtedness of Landlord, Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises which may arise or become due or payable prior to, during or after (but attributable to a period falling within) the Term, including all costs, expenses and charges related to all recorded or unrecorded agreements, easements, covenants, conditions of record, declarations, restrictions or other matters affecting the title to the Premises, and Tenant hereby agrees to indemnify Landlord against and hold Landlord harmless from the same. Except as otherwise specifically provided in this Lease, Tenant's obligation to pay Rental hereunder shall not terminate prior to the Expiration Date, notwithstanding the exercise by Landlord of any or all of its rights under Article 24 hereof or otherwise, and all the obligations of Tenant hereunder shall be absolute and shall not be affected for any reason whatsoever, including, without limitation, by any damage to or destruction of the Premises or any part thereof, any taking of the Premises or any part thereof or interest therein by condemnation or otherwise, any prohibition, limitation, restriction or prevention of Tenant's use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any person or for any reason, any matter affecting title to the Premises, any default by Landlord hereunder, the impossibility, impracticability or illegality of performance by Landlord, Tenant or both, any action of any governmental authority, Tenant's acquisition of ownership of all or part of the Premises (unless this Lease shall be terminated by a writing signed by all persons, including any Fee Mortgagee, having an interest in the Premises), any breach of warranty or misrepresentation, or any other cause whether similar to or dissimilar from the foregoing and whether or not Tenant shall have notice or knowledge thereof and whether or not such cause shall now be foreseeable. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.

         3.04 Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. Tenant hereby waives all right
(i) to terminate this Lease, or (ii) to surrender this Lease, or (iii) to any abatement, deferment, reduction, setoff, counterclaim or defense with respect to any Rental payable hereunder. Tenant shall remain obligated under this Lease in accordance with its terms, and Tenant hereby waives any and all rights now or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Lease. Notwithstanding any such statute or otherwise, Tenant shall be bound by all the terms and provisions contained in this Lease.

         ARTICLE 4
         IMPOSITIONS

         4.01 Tenant shall pay or cause to be paid, in a timely manner and as hereinafter provided, all of the following items, if any, ("Impositions"):
(a) real property taxes and assessments; (b) personal property taxes; (c) occupancy and rent taxes; (d) water, water meter and sewer rents, rates and charges; (e) levies; (f) license and permit fees; (g) service charges, with respect to police protection, fire protection, street and highway maintenance, construction and lighting, sanitation and water supply, if any; (h) gross receipts, excise or similar taxes (i.e., taxes customarily based upon gross income or receipts with respect to the Premises) imposed or levied upon, assessed against or measured by Base Rent or other Rental payable hereunder, but only to the extent that such taxes would be payable if the Premises were the only property of Landlord (i) all excise, sales, value added, use and similar taxes; (j) charges for utilities, communications and other services rendered or used in or about the Premises; (k) payments in lieu of each of the foregoing, whether or not expressly so designated; (l) fines, penalties and other similar or like governmental charges applicable to any of the foregoing and any interest or costs with respect thereto; and (m) any and all other federal, state, county and municipal governmental and quasi- governmental levies, fees, rents, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, and any interest or costs with respect thereto, which at any time during, prior to or after (but attributable to a period falling within) the Term are (1) assessed, levied, confirmed, imposed upon, or would grow or become due and payable out of or in respect of, or would be charged with respect to, the Premises or any document to which Tenant is a party creating or transferring an interest or estate in the Premises, the use and occupancy thereof by Tenant, or this transaction, and/or (2) encumbrances or liens on (i) the Premises; (ii) any other appurtenances of the Premises; (iii) any personal property, Equipment or other facility used in the operation thereof; or (iv) the Rental (or any portion thereof) payable by Tenant hereunder. Each such Imposition, or installment thereof, during the Term shall be paid before the last day the same may be paid without fine, penalty, interest or additional cost; provided, however, that if, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments and shall be responsible for the payment of such installments only, provided that all such installment payments relating to periods prior to the date definitely fixed for the expiration of the Term are required to be made prior to the Expiration Date. Notwithstanding anything contained in this Section 4.01 to the contrary, "Impositions" shall include all of the items listed in clauses (a) through (m), inclusive, which have been assessed, levied or imposed, or which accrue, prior to the Term if they become payable during the Term, and Tenant shall promptly pay such items as and when they become due or payable.

         4.02 Upon Landlord's request, Tenant shall furnish to Landlord, an official receipt of the appropriate imposing authority evidencing that an Imposition which is due and payable has been paid by or on behalf of Landlord, or, if no such receipt has been received by Tenant, other evidence reasonably satisfactory to Landlord evidencing the payment of the Imposition by the date such Imposition was due and payable.

         4.03     (a)      Except as provided in subparagraph (b) hereinbelow,
nothing contained in this Article 4 shall require Tenant to pay municipal, state or federal income, gross receipts, business and occupation, valued added, inheritance, estate, succession, capital levy, stamp, excess profit, revenue or gift taxes of Landlord, or any corporate franchise tax imposed upon Landlord.

         (b) If at any time during the Term, a tax or excise on Rental or the right to receive rents or other tax, however described, is levied or assessed against Landlord as a substitute in whole or in part for any Impositions theretofore payable by Tenant, Tenant shall pay and discharge such tax or excise on Rental or other tax before interest or penalties accrue, and the same shall be deemed to be an Imposition levied against the Premises.

         4.04 Any Imposition imposed against the Premises relating to a fiscal period of the imposing authority, all or a part of which is included in a period prior to the Commencement Date, and which is assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Premises, or shall become payable, during the Term shall be the responsibility of Tenant, and shall be paid by Tenant in full without apportionment between Landlord and Tenant. Any Imposition imposed against the Premises, relating to a fiscal period of the imposing authority, a part of which period is included within the Term and a part of which is included in a period of time after the date definitely fixed in
Article 2 hereof for the expiration of the Term shall be apportioned between Landlord and Tenant as of such date definitely fixed for the expiration of the Term, so that Tenant shall pay that portion of such Imposition which that part of such fiscal period included in the period of time before such date definitely fixed for the expiration of the Term bears to the entirety of such fiscal period, and Landlord shall pay the remainder thereof.

         4.05 Tenant shall have the right to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, but only after payment of such Imposition, unless such payment would operate as a bar to such contest, in which event, notwithstanding the provisions of Section 4.01 hereof, payment of such Imposition shall be postponed if and only as long as:

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

                  (a) neither the Premises nor any part thereof would, by reason of such postponement or deferment, be, in the reasonable judgment of Landlord, in danger of being forfeited, lost or adversely affected;

                  (b) such contest shall not subject Landlord or any Fee Mortgagee to the risk of any criminal or civil liability;

                  (c) such contest shall not cause Landlord to be in default under any Fee Mortgage; and

                  (d) such contest, if being made with respect to any Impositions which will either accrue or become payable during the last three (3) years of the Term of this Lease, shall not, in the reasonable judgment of Landlord, result in any Imposition being increased; and

                  (e) Tenant shall have deposited with Escrow Agent, either pursuant to Article 5 or simultaneously with such contest, cash or other security determined by Landlord in the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may be assessed against or become a charge on the Premises or any part thereof in such proceedings. If Tenant qualifies to self-insure pursuant to Section 7.07 of this Lease and provided that the Tenant under this Lease is the originally-named Tenant, Nordstrom, Inc., a Washington corporation or its Affiliate, Tenant's agreement to indemnify Landlord against the Imposition being contested together with any interest, penalties, costs or other losses in connection with such contest shall be deemed to be satisfactory security for such contest without any additional deposit by Tenant.

         Upon the termination of such proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys' fees and disbursements), interest, penalties or other liabilities in connection therewith, and upon such payment, Escrow Agent, shall return, with any interest accrued thereon, any amount deposited with it in respect of such Imposition as aforesaid, provided, however, that Escrow Agent, if requested by Tenant, shall disburse said moneys on deposit with it directly to the imposing authority to whom such Imposition is payable. If, at any time during the continuance of such proceedings, Landlord shall reasonably deem the amount deposited as aforesaid insufficient, Tenant, upon demand, shall make an additional deposit of such additional sums or other acceptable security as Landlord may request, and upon failure of Tenant to do so, the amount theretofore deposited may, at the option of Landlord, be applied by Escrow Agent, to the payment, removal and discharge of such Imposition and the interest and penalties in connection therewith and any costs, fees (including attorneys' fees and disbursements) or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Tenant or the deficiency, if any, shall be paid by Tenant on demand. Nothing contained in this Section 4.05 or elsewhere in this Lease shall be deemed to limit Tenant's obligation to make the deposits provided for in Article 5 hereof.

         4.06 Subject to the provisions of Section 4.05, Tenant shall have the right to seek a reduction in the assessed valuation of the Premises for real property tax purposes and to prosecute any action or proceeding in connection therewith.

         4.07 Landlord shall not be required to join in any proceedings referred to in Sections 4.05 or 4.06 hereof unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by and/or in the name of Landlord, in which event, Landlord shall join and cooperate in such proceedings or permit the same to be brought in its name but shall not be liable for the payment of any costs or expenses in connection with any such proceedings, and Tenant shall reimburse and indemnify Landlord for any and all costs or expenses which Landlord may sustain or incur in connection with any such proceedings.

         4.08 Any certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition asserting nonpayment of such Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

         ARTICLE 5
         DEPOSITS FOR IMPOSITIONS

         5.01     (a)      In order to assure the payment of all Impositions,
Tenant shall deposit with Escrow Agent on the first day of each and every month during the Term, an amount equal to one-twelfth (1/12th) of the annual Impositions then in effect, as reasonably estimated by Landlord. If, at any time, the monies so deposited by Tenant shall be insufficient to pay in full the next installment of Impositions then due, Tenant shall immediately deposit the amount of the insufficiency with Escrow Agent to enable Landlord to pay each installment of Impositions at least thirty (30) days prior to the due date thereof. Notwithstanding the foregoing, if any Fee Mortgagee requires the deposit by Tenant of amounts to be used to pay Impositions, then Landlord may elect, by delivering written notice thereof to Tenant, that Tenant make such deposits with such Fee Mortgagee, which direction shall be effective during the period in which Tenant is required to make said deposits with such Fee Mortgagee.

                  (b) Escrow Agent shall hold the deposited moneys in a segregated interest bearing account (unless Escrow Agent is a Fee Mortgagee in which event such moneys shall not be held in a segregated interest bearing account), for the purpose of paying the charges for which such amounts have been deposited as they become due, and Escrow Agent shall apply the deposited moneys for such purpose in accordance with Article 4 of this Lease not later than the last day on which any such charges may be paid without penalty, fine or interest.

                  (c) If, at any time, the amount of any Imposition is increased or Landlord receives information that an Imposition will be increased and the monthly deposits then being made by Tenant under this Article would be insufficient to pay such Imposition thirty (30) days prior to the due date thereof, the monthly deposits shall thereupon be increased and Tenant shall, on Landlord's demand, deposit immediately with Escrow Agent sufficient moneys for the payment of the increased Imposition. Thereafter, the monthly payments shall be adjusted so that Landlord shall receive from Tenant sufficient moneys to pay each Imposition at least thirty (30) days prior to the due date of such Imposition.

                  (d) For the purpose of determining whether Landlord has on hand sufficient moneys to pay any particular Imposition at least thirty (30) days prior to the due date thereof, deposits for each category of Imposition shall be treated separately. Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable for the payment of an item that is due and payable.

                  (e) If this Lease shall be terminated by reason of any Event of Default, all deposited moneys under this Article then held by Escrow Agent shall be paid to and applied by Escrow Agent in payment of any and all Impositions due under this Lease, and Tenant shall promptly pay the resulting deficiency.

                  (f) At the termination of this Lease, Tenant shall pay to Landlord for Impositions for the final calendar year, or portion thereof, in which this Lease is in effect the amount of Imposition for such final calendar year, or portion thereof, based upon the prior year's Impositions. Recomputation of the Impositions due as set forth above shall be made as soon as Landlord receives the bill for the last year of the Term. Landlord's and Tenant's obligations hereunder shall survive the expiration of this Lease.

         5.02 In the event of a sale or transfer by Landlord of its interest in the Premises, Landlord shall transfer to the person who owns or acquires such interest in the Premises or is the transferee of Landlord's interest under this Lease, the deposits made pursuant to Section 5.01, subject to the provisions thereof. Upon such transfer and notice thereof to Tenant, Landlord shall be deemed to be released from all liability with respect thereto and Tenant shall look solely to the transferee with respect thereto, and the provisions hereof shall apply to each successive transfer of the deposits.

         5.03 Landlord may use any amounts deposited hereunder by Tenant to cure any Default hereunder by Tenant, and if Landlord so uses any such amounts, Tenant shall, within five (5) days after Landlord's request, replenish the amounts so used by Landlord.

         5.04 Notwithstanding the foregoing provisions of this Article 5, so long as (i) Tenant is the originally named Tenant under this Lease - Nordstrom, Inc., a Washington corporation or its Affiliate, (ii) Tenant has the tangible net worth in accordance with clause (i) of Section 7.07, and (iii) no Default has occurred that has not been cured within the respective cure period pursuant to Article 24 , then, the provisions of this Article 5 shall not apply to Tenant.

         ARTICLE 6
         LATE CHARGES; SERVICE FEES

         (a) If payment of Base Rent, Impositions or other Rental shall become overdue beyond the due date thereof pursuant to this Lease (or if no such due date is set forth in this Lease, then such due date for purposes of this
Article 6 shall be deemed to be the date upon which demand therefor is made), a late charge on the sums so overdue equal to interest on the unpaid amount calculated at an annual rate equal to the Prime Rate plus four percent (4%) per annum (the "Late Charge Rate"), for the period from the due date to the date of actual payment, shall become due and payable to Landlord as liquidated damages for the administrative costs and expenses incurred by Landlord by reason of Tenant's failure to make prompt payment, and the late charges shall be payable by Tenant on demand. No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay late charges shall constitute a waiver by Landlord of its right to enforce the provisions of this Article 6 in any instance thereafter occurring. The provisions of this Article 6 shall not be construed in any way to extend the grace periods or notice periods provided for in Article 24.

         (b) Tenant shall pay, as additional Rental, a service charge for bookkeeping and administrative expenses equal to five percent (5%) of any installment of Base Rent or other Rental not paid by Tenant to Landlord within five (5) days after notice that such installment or other Rental, as the case may be, is past due under this Lease; provided, however, such service charge shall not be imposed by Landlord with respect to the first time Tenant makes late payment of an installment of Base Rent or other Rental. Landlord's acceptance of such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of any Rental.

         ARTICLE 7
         INSURANCE

         7.01 (a) Tenant shall:

                           (i) keep the Building insured against loss or damage by fire, windstorm, tornado and hail and all other hazards covered by the usual extended coverage and "all risk" endorsements of whatsoever kind ("Property Insurance"), including, without limitation, coverage for loss or damage by water, flood, and sprinkler leakage with such sublimits as are reasonably required by Landlord. Such Property Insurance shall be in the amount set forth in the "agreed amount clause" endorsement to the policy in question, which endorsement shall be attached to the policy, provided that such amount, in all events, shall be (x) sufficient to prevent Landlord and Tenant from becoming co-insurers under provisions of applicable policies of insurance, and (y) in the amount not less than one hundred percent (100%) of the Net Replacement Cost of the Building, such Net Replacement Cost to be determined annually by the Tenant. Landlord shall have the right to review Tenant's determination of the Net Replacement Cost, and, if Landlord disagrees with Tenant's determination, Landlord and Tenant shall discuss the determination and seek to agree upon a mutually satisfactory valuation. If Landlord and Tenant are unable to agree upon the Net Replacement Cost within thirty
                  (30) days from Landlord's receipt of Tenant's determination, then, the value shall be established by arbitration in accordance with Article 35. The arbitrators chosen for such arbitration shall be MAI appraisers with at least 10 years experience appraising commercial office buildings in the Greater Denver Metropolitan Area. No omission on the part of Landlord to request any such determination shall relieve Tenant of its obligation to have such Net Replacement Cost determined as aforesaid, and (b) any such determination to the contrary notwithstanding, Landlord may, subject to subsection 7.01(a)(v) below, require Tenant to furnish additional insurance of the nature specified in this paragraph at any time that Landlord reasonably deems such Property Insurance to be inadequate;

                           (ii) provide and keep in force commercial general liability insurance (which may be provided in part by umbrella coverage) ("Liability Insurance") against liability for bodily injury and death and property damage, such Liability Insurance to be in such amount as may from time to time be reasonably required by Landlord, but not less than $15,000,000 combined single limit for liability for bodily injury, death and property damage, and shall include the Premises and all sidewalks adjoining or appurtenant to the Premises, shall contain blanket contractual coverage and shall also provide the following protection:

                                    (1)      completed operations;

                                    (2)      personal injury liability;

                                    (3)      employees as additional insured
                           coverage; and

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

                                    (4)      contractual liability insurance
                           against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages referred to in clauses (a), (b),
                           (c) and (d) of Section 19.01 hereof;

                           (iii)    provide and keep in force workers'
                  compensation providing statutory benefits for all persons employed by Tenant at or in connection with the Premises;

                           (iv) provide and keep in force rent insurance on an "All Risk of Physical Loss" basis in an amount not less than the sum of (a) the Base Rent then payable hereunder for a period of one year, (b) an amount equal to the Impositions for a like period, and (c) an amount equal to the insurance premiums payable under this Lease for a like period;

                           (v) provide and keep in force such other insurance and coverages (including coverage for loss or damage as a result of acts of terrorism) and in such amounts as may from time to time be reasonably required by Landlord or a holder of a Fee Mortgage against such other insurable hazards and amounts as are at the time are commonly insured against by prudent owners of like buildings and improvements in the Greater Metropolitan Denver area located in similar surroundings, and, in that connection, Landlord may require changes in the forms, types and amounts of insurance pursuant to this Section 7.01, or may add to, modify or delete other requirements, but subject to Tenant's right to self-insure in accordance with Section 7.07 hereof.

                  (b) Whenever, under the terms of this Lease, Tenant is required to maintain insurance, Landlord shall be an additional insured in all such insurance policies. If the Premises shall be subject to any Fee Mortgage, the public liability insurance shall, if required by such Fee Mortgage, name the Fee Mortgagee as an additional insured, and all other insurance provided hereunder shall name the Fee Mortgagee as an additional insured under a standard "noncontributory mortgagee" endorsement or its equivalent. In any case where Landlord is required pursuant to Sections 7.01(a) hereof to be reasonable, any dispute as to the reasonableness of Landlord's requirement shall be determined by arbitration pursuant to Article 35.

         7.02     (a)      The loss under all policies required by any provision
of this Lease insuring against damage to the Building by fire or other casualty shall be payable:

                           (i) to Tenant, as trustee, if the amount thereof is less than $1,000,000, or

                           (ii) to Escrow Agent to be held in escrow, if the amount thereof is $1,000,000 or more, provided, however, if
                  (A) Tenant then is the originally named Tenant - Nordstrom, Inc., a Washington corporation or its Affiliate, (B) Tenant qualifies to self-insure pursuant to Section 7.07, and (C) no Default has then occurred and remains uncured, then, Tenant may retain all insurance proceeds (if any) as trustee.

         If a loss shall be payable to Tenant, as trustee, Tenant, provided that there is no Default by Tenant hereunder (1) shall hold the insurance proceeds with respect to such loss in trust for the sole purpose of paying the cost of the Restoration, and (2) shall apply such proceeds first to the payment in full of the cost of the Restoration before using any part of the same for any other purpose. Tenant shall give Landlord notice of completion of the Restoration within ten (10) days thereafter. If Landlord makes no claim within one hundred eighty (180) days after such notice is given that the Restoration has not been properly completed, then Tenant may pay over to itself the unapplied proceeds and the trust obligations hereunder with respect to such proceeds shall terminate. Notwithstanding the foregoing, if there is a Default by Tenant hereunder, Tenant shall pay (or assign) all insurance proceeds with respect to such loss to Escrow Agent; provided, however, if such Default is cured by Tenant within the applicable cure period (i.e., prior to the occurrence of an Event of Default with respect to such Default), and the other preconditions contained in
(A) and (B) of clause (ii) of Section 7.02(a) are satisfied, then, Escrow Agent shall deliver such insurance proceeds held by Escrow Agent (or the balance of such insurance proceeds which have not theretofore been disbursed by Escrow Agent with respect to such loss) to Tenant, as trustee as aforesaid.

                  (b) All Insurance Policies shall be in such form and shall be issued by such responsible companies licensed and authorized to do business in the State of Colorado as are reasonably acceptable to Landlord. All such companies shall have a Best's Key Rating Guide rating of not less than AX. All policies referred to in this Lease shall be procured, or caused to be procured, by Tenant, at no expense to Landlord, and for periods of not less than one (1) year. A certificate of insurance evidencing the coverage required with respect to each such policy, shall be delivered to Landlord immediately upon receipt from the insurance company or companies, except that if any insurance carried by Tenant is effected by one or more blanket policies, then with respect to such insurance, certificates of insurance evidencing the coverage required relating to the Premises shall be so delivered to Landlord. The certificate of insurance evidencing the Property Insurance coverage shall be in the form of ACORD 27 (or equivalent). The certificate of insurance evidencing the Liability Insurance coverage will contain the following attachments from the original policy:
Declaration Page, Carrier, Effective Date, primary general liability endorsement, blanket additional insured endorsement, primary and non-contributory endorsement, and an additional insured endorsement specifically identifying Landlord (or the Fee Mortgagee as the case may be) as an additional insured under the policy. In addition thereto, on the Commencement Date hereof, Tenant shall deliver to Landlord certificates of the insurance required hereunder together with a certification by Tenant's insurance broker that the premium for each policy has been paid or provided for to the satisfaction of the insurer. Certificates of insurance with respect to blanket policies, of new or renewal policies replacing any policies expiring during the Term shall be delivered upon request, together with a certification by Tenant's insurance broker that the premium for each policy has been paid or provided for to the satisfaction of the insurer for at least the first year of the term of such policies. During the term of such policies, upon request, Tenant shall deliver to Landlord a certification by Tenant's insurance broker that the premium for each policy has been paid or provided for to the satisfaction of the insurer for at least the next year of the term of the policy. Premiums on policies shall not be financed in any manner whereby the lender, on default or otherwise, shall have the right or privilege of surrendering or cancelling or requesting the surrender or cancellation of the policies, provided, however, that premiums may be paid in such installments as are permitted pursuant to the provisions of the applicable policy so long as payment by installments will not allow the insurer thereunder to cancel said policy.

                  (c) Tenant and Landlord shall cooperate in connection with the collection of any insurance moneys that may be due in the event of loss, and Tenant and Landlord shall execute and deliver such proofs of loss and other instruments which may be required for the purpose of obtaining the recovery of any such insurance moneys.

                  (d) Tenant shall not carry separate insurance concurrent in form or contributing in the event of loss with that required by this Lease to be furnished by Tenant, unless Landlord and each Fee Mortgagee are included therein as additional insureds with any loss payable as provided in this Lease. Tenant shall immediately notify Landlord of the carrying of any such separate insurance and shall cause the same to be delivered as required in this Lease.

                  (e) Tenant shall not violate or permit to be violated any of the conditions or provisions of any of the Insurance Policies, and Tenant shall so perform and satisfy or cause to be performed and satisfied the requirements of the companies writing such policies so that at all times companies of good standing, satisfactory to Landlord (as provided in Section 7.02(b) hereof), shall be willing to write and continue such insurance.

                  (f) Each Insurance Policy with respect to Property Insurance and each certificate or memorandum therefor issued by the insurer shall contain (i) a provision that no act of Tenant shall affect or limit the obligation of the insurer to pay Landlord or any Fee Mortgagee named in the Insurance Policy as an additional insured or loss payee the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be cancelled or modified without at least thirty (30) days prior written notice to Landlord and each Fee Mortgagee named in the Insurance Policy as an additional insured or loss payee, and (iii) a waiver of subrogation by the insurer of any right to recover the amount of any loss resulting from the negligence of Landlord or its agents, employees or licensees.

                  (g) Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force insurance, as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Tenant and which would have been payable under such insurance, but Landlord shall also be entitled to recover as damages for such breach the uninsured amount of any loss, to the extent of any deficiency in the insurance required by the provisions of this Lease, and damages, costs and expenses of suit suffered or incurred by reason of damage to, or destruction of, the Premises occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

                  (h) Each of Landlord and Tenant hereby waives any and every claim for recovery from the other for any and all loss or damage to the Land or the Building or to the contents thereof, whether such loss or damage is due to the negligence of Landlord or Tenant or their respective agents or employees, which loss or damage is insured pursuant to this Lease by valid and collectible insurance policies and then only to the extent of the proceeds collected or collectible under such insurance policies; provided, however, that the foregoing waiver shall not be operative in any case where the effect thereof is to invalidate any insurance coverage of the waiving party or increase the cost of such insurance coverage; provided further, that Landlord and Tenant each agree to give written notice of the terms of this mutual waiver to each insurance company which has issued, or in the future may issue, policies of physical damage to it.

         7.03     Intentionally Omitted.

         7.04 The insurance required by this Lease, at the option of Tenant, may be effected by blanket and/or umbrella policies issued to Tenant covering the Premises and other properties owned or leased by Tenant, provided that the policies otherwise comply with the provisions of this Lease and allocate to the Premises the specified coverage, without possibility of reduction or coinsurance by reason of, or damage to, any other premises covered therein.

         7.05 All insurance provided for under Section 7.01 may contain loss deductible clauses in such maximum amounts as Landlord reasonably shall approve. In the event of a dispute between Landlord and Tenant as to the amount which may be deductible under a policy, such dispute shall be determined by arbitration in the manner provided in Article 35 hereof. If Tenant qualifies to self-insure pursuant to Section 7.07, Tenant may establish the amount of deductibles for any insurance Tenant may choose to carry in Tenant's sole discretion.

         7.06 In the event Tenant fails to procure, maintain and/or pay for the insurance required by this Lease, at the times and for the duration specified in this Lease then, Landlord shall have the right, but not the obligation at any time and from time to time, and without notice, to procure such insurance and/or pay the premiums for such insurance, in which event, Tenant shall repay Landlord immediately upon demand all sums so paid by Landlord, together with interest thereon and any costs or expenses incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of Landlord under this Lease.

         7.07 So long as the Tenant under this Lease is the originally named Tenant - Nordstrom, Inc., a Washington corporation or an Affiliate of Tenant, any insurance carried or required to be carried by Tenant pursuant to this Lease, at Tenant's option, may be carried under an insurance policy(ies) of self-insurance provided (i) Tenant has a net tangible net worth exceeding $300,000,000.00 as evidenced by certified financial statements included in Tenant's then most current annual report to shareholders which is available on the Internet and will be delivered to Landlord upon request; and (ii) such originally-named Tenant or its Affiliate, as the case may be, is then rated, without regard to qualification of such rating by symbols such as "+" or "-", "Baa2" or better by Moody's Investors Service, and "BBB" or better by Standard's & Poor Rating Service. If Tenant elects to self-insure, Tenant shall provide insurance coverage to the same extent as if the insurance required by this Lease were in effect and carried by a commercial insurance company.

         ARTICLE 8
         USE OF PROPERTY INSURANCE PROCEEDS

         8.01 If all or any part of the Building shall be destroyed or damaged in whole or in part by fire or other casualty (whether or not insured) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give Landlord immediate notice thereof (except with respect to partial damage the reasonably estimated cost of repair of which shall be less than $1,000,000), and Tenant, whether or not such damage or destruction shall have been insured or insurable, and whether or not insurance proceeds, if any, shall be sufficient for the purpose, and whether or not payment of insurance proceeds has been withheld as a result of a Default as provided in Article 7 hereof and this Article 8, with reasonable diligence (subject to Unavoidable Delays) shall repair, alter, restore, replace and rebuild (collectively, "Restore") the same, at least to the extent of the value and as nearly as practicable to the character of the Building existing immediately prior to such occurrence. Any insurance proceeds remaining after completion of Restoration, less any amounts required to satisfy any then uncured Default (which amounts shall be paid to Landlord) shall be the property of Tenant. If Tenant shall fail or neglect to Restore with reasonable diligence (subject to Unavoidable Delays) the Building or the portion thereof damaged or destroyed, or, having so commenced such Restoration, shall fail to complete the same with reasonable diligence (subject to Unavoidable Delays) in accordance with the terms of this Lease, Landlord may complete such repairs, alterations, replacements and rebuilding (collectively, "Restoration"), at Tenant's expense. Upon Landlord's election to so complete the Restoration, Tenant shall immediately pay to Landlord all insurance proceeds which shall have been received by Tenant (or if Tenant self-insures, Tenant shall immediately pay to Landlord all amounts for which Tenant self-insured, which amount shall not be less than the proceeds which would have been payable if Tenant had procured the insurance required pursuant to Section 7.01), minus those amounts, if any, which Tenant shall have applied to the Restoration, and if such sums are insufficient to complete the Restoration, Tenant, on demand, shall pay the deficiency to Landlord. Each Restoration shall be done in accordance with the provisions of this Lease. Notwithstanding anything contained in Section 7.07 of this Lease to the contrary, if, at the time the Building is destroyed or damaged and a Default has occurred and then remains uncured, then notwithstanding Tenant's right to self-insure pursuant to Section 7.07, Tenant shall immediately pay to Escrow Agent, to be held in escrow, an amount equal to the proceeds which would have been paid by a third-party insurer with respect to the subject loss as if such loss had been insured in accordance with Tenant's obligations under Section 7.01. if, at the time the Building is destroyed or damaged, Tenant qualifies to self-insure pursuant to Section 7.07 of this Lease, and no uncured Default exists, then Tenant may hold any insurance proceeds and self-insurance proceeds with respect to such damage or destruction, and any proceeds so held by Tenant shall be held in trust to be applied toward the Restoration. Notwithstanding anything contained in this Section 8.01, if, at the time the Building is destroyed or damaged, a Default has occurred, but is subsequently cured by Tenant within the applicable cure period (i.e., prior to the occurrence of an Event of Default with respect to such Default) and the other preconditions contained in (A) and
(B) of clause (ii) of Section 7.02(a) hereof are satisfied, then, Escrow Agent shall deliver such insurance proceeds held by Escrow Agent (or the balance of such insurance proceeds which have not theretofore been disbursed by Escrow Agent with respect to such loss) to Tenant, as trustee as aforesaid.

         8.02 Subject to the provisions of Section 8.03, Escrow Agent shall pay over to Tenant from time to time, upon the following terms, any moneys which may be received by Escrow Agent from insurance provided by Tenant (other than rent insurance) (collectively, the "Restoration Funds"); provided, however, that Escrow Agent, before paying such moneys over to Tenant, shall be entitled to reimburse itself and Landlord therefrom to the extent, if any, of the expenses paid or incurred by Escrow Agent or Landlord in the collection of such moneys. Escrow Agent shall pay to Tenant the Restoration Funds for the purpose of Restoration to be made by Tenant to Restore the Building to a value which shall be not less than the value prior to such fire or other casualty. Such Restoration shall be done in accordance with, and subject to, the provisions of
Article 13, including, without limitation, the maintenance of the insurance coverage referred to in Section 13.01(d). Prior to the making of any Restoration (except with respect to partial damage the reasonably estimated cost of Restoration of which shall be less than $1,000,000), Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed professional engineer or registered architect approved by Landlord, which approval shall not be unreasonably withheld or delayed. Unless Tenant qualifies to self-insure pursuant to Section 7.07 and Tenant was not otherwise required to deposit with Escrow Agent pursuant to Section 8.01, all amounts for which Tenant has been entitled to self-insure, then, subject to Section 8.03 hereof, the Restoration Funds shall be paid to Tenant from time to time thereafter in installments as the Restoration progresses upon application to be submitted from time to time by Tenant to Escrow Agent and Landlord showing the cost of work, labor, services, materials, fixtures and equipment incorporated in the Restoration, or incorporated therein since the last previous application, and paid for by Tenant or then due and owing. Subject to contests permitted under Section 16.02 hereof, if any vendors', mechanics', laborers', or materialmen's lien is filed against the Premises or any part thereof, Tenant shall not be entitled to receive any further installment until such lien is satisfied or otherwise discharged, provided, however, so long as Tenant qualifies to self-insure pursuant to Section 7.07, if Tenant indemnifies Landlord against the effect of the lien and contests the lien diligently and in good faith, Tenant may continue to receive such payments so long as the lien is satisfied or discharged prior to its disclosure. The amount of any installment to be paid to Tenant shall be such proportion of the total Restoration Funds as the cost of work, labor, services, materials, fixtures and equipment theretofore incorporated by Tenant into the Restoration bears to the total estimated cost of the Restoration by Tenant, less (a) all payments heretofore made to Tenant out of the Restoration Funds, and (b) ten percent (10%) of the amount so determined. Upon completion of and payment for the Restoration by Tenant, the balance of the Restoration Funds shall be paid over to Tenant. If the estimated cost of any Restoration (i) is equal to or greater than $1,000,000, and (ii) exceeds the insurance proceeds received by Landlord, then, prior to the commencement of such Restoration or thereafter if at any time it is determined by Landlord that the cost to complete the Restoration exceeds the unapplied portion of such insurance proceeds, and if Tenant does not qualify to self-insure pursuant to Section 7.07 of this Lease, Tenant shall from time to time immediately deposit with Escrow Agent a bond, cash, irrevocable letter of credit or other security reasonably satisfactory to Landlord in the amount of such excess, to be held and applied by Escrow Agent in accordance with the provisions of Section 8.02, as security for the completion of the work, free of public improvement, vendors', mechanics', laborers' or materialmen's statutory or other similar liens. If Landlord makes the Restoration at Tenant's expense, as provided in Section 8.01, then, as provided above with respect to Tenant, Escrow Agent shall pay over the Restoration Funds to Landlord, from time to time, upon Landlord's application accompanied by a certificate containing the statements required under clauses
(i), (ii) and (iii) of Section 8.03(a), to the extent not previously paid to Tenant pursuant to this Section 8.02, and Tenant shall pay to Landlord, on demand, any sums which Landlord certifies to be an estimate of the amount necessary to complete the Restoration, less the undisbursed Restoration Funds.

         8.03 The following shall be conditions precedent to each payment made to Tenant as provided in Section 8.02 above:

                  (a) There shall be submitted to Escrow Agent and Landlord the certificate of the engineer or architect referred to in Section 8.02 hereof stating (i) that the sum then requested to be withdrawn either has been paid by Tenant or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished work, labor, services, materials, fixtures or equipment for the work and giving a brief description of such work, labor, services, materials, fixtures or equipment and the principal subdivisions or categories thereof and the several amounts so paid or due to each of said Persons in respect thereof, and stating in reasonable detail the progress of the Restoration up to the date of said certificate; (ii) that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Tenant; (iii) that the sum then requested does not exceed ninety percent (90%) of the cost of the work, labor, services, materials, fixtures and equipment described in the certificate; (iv) that the balance of the

Restoration Funds held by Escrow Agent will be sufficient, upon completion of the Restoration, to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion; and (v) appropriate sworn statements and lien waivers (which comply with the mechanics' lien laws of the State of Colorado) from all Persons receiving payment under such draw;

                  (b) There shall be furnished to Landlord a date-down endorsement, or a similar certificate of a title insurance company reasonably satisfactory to Landlord, showing that there are no vendors', mechanics', laborers' or materialmen's or other liens affecting the Premises or any part thereof in connection with work done, authorized or incurred at or relating to the Premises which had not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn, , provided, however, so long as Tenant qualifies to self-insure pursuant to
Section 7.07, if Tenant indemnifies Landlord against the effect of the vendors', mechanics', laborers' or materialmen's lien and contests the lien diligently and in good faith, Tenant may continue to receive such payments regardless of the existence of such lien so long as the lien is satisfied or discharged prior to its disclosure; and

                  (c) At the time of making such payment, there is no Default on the part of Tenant under this Lease; provided, however, this condition precedent shall be deemed satisfied if Tenant cures such Default within the applicable cure period.

         8.04 This Lease shall not terminate, be forfeited or be affected in any manner, nor shall there be any reduction or abatement of the Rental payable hereunder, by reason of damage to or total, substantial or partial destruction of the Building or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever, or by reason of the non-payment of insurance proceeds to Tenant as a result of a Default as provided in Article 7 hereof and this Article 8, and Tenant, notwithstanding any law or statute present or future, waives any and all rights to quit or surrender the Premises or any part thereof; and Tenant's obligations hereunder, including, without limitation, the payment of Rental hereunder, shall continue as though the Building had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.

         8.05 Notwithstanding anything contained in this Article 8 to the contrary, so long as no Event of Default has occurred, if (i) all or any part of the Building shall be destroyed or damaged to such an extent that it ceases to be usable for the operation of Tenant's business therein, (ii) Tenant reasonably estimates that the time required to substantially complete Restoration will exceed three hundred sixty (360) days from the date that the insurance claims arising from such damage are settled, and (iii) Tenant procures a report from a licensed professional engineer or registered architect setting forth the basis for such estimate, then, Tenant shall have the right and option, upon notice to Landlord, to terminate this Lease as of the date of such damage. In order for Tenant to exercise such right of termination, Tenant must give such notice to Landlord within thirty (30) days after the occurrence of such destruction or damage, which notice shall contain a copy of the report by the licensed professional engineer or registered architect, and Tenant shall pay or cause to be paid to Landlord all proceeds of insurance payable to Tenant in connection with such destruction or damage, plus all deductibles under the applicable insurance policies and an amount equal to the amount by which Tenant has self-insured with respect to such destruction or damage. If Landlord disputes the findings of Tenant's licensed professional engineer or registered architect regarding the estimate of the time for substantial completion of the Restoration, such controversy shall be resolved by arbitration in accordance with the provisions of Article 35 hereof. Unless this Lease is so terminated, Tenant shall proceed with reasonable promptness to Restore the Premises in accordance with this Article 8.

         ARTICLE 9
         CONDEMNATION

         9.01     (a)      If, at any time during the Term, the whole or any
Significant Portion of the Premises shall be taken (excluding a partial taking of the fee interest in the Premises, if after such taking Tenant's rights under this Lease are not or will not be materially affected) for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant and those authorized to exercise such right, at Tenant's option, this Lease and the Term shall terminate and expire on the date of such taking and the Rental payable by Tenant hereunder shall be apportioned as of the date of such taking. If Tenant chooses to exercise the option to cancel this Lease provided for herein, it shall notify Landlord within twenty (20) days after the date that Tenant receives notice of such taking. The cancellation shall be effective as of the date of taking but, in all events, after Landlord receives the amounts set forth in Section 9.01(b).

                  (b) If the whole or any Significant Portion of the Premises shall be taken or condemned and Tenant elects to cancel this Lease as provided for in Section 9.01(a) hereof, Landlord shall be entitled to seek from the condemning authority the entire award for, or attributable to the value of, that part of the Premises taken, plus consequential damages, if any, to the portion of the Premises not so taken. Tenant shall be entitled to maintain an independent claim for the value of Capital Improvements made by Tenant subsequent to the Commencement Date and for moving expenses, provided, however, that in no event shall Tenant maintain or assert any claim for compensation or award measured by the value of the unexpired Term of this Lease or of the leasehold estate created hereby, and no claim by Tenant shall cause any decrease or reduction in the award which would otherwise be due and payable to Landlord.

                  (c) Each of the parties shall execute and deliver any and all documents that may be reasonably required in order to facilitate collection by them of such awards in accordance with the provisions of this Article 9.

                  (d) For purposes of this Article 9, the "date of taking" shall be deemed to be the earlier of (i) the date on which actual possession of the whole or substantially all of the Premises or a part thereof, as the case may be, is acquired by any lawful power or authority pursuant to the provisions of applicable federal or state law, or (ii) the date on which title to the Premises or the aforesaid portion thereof shall have vested in any lawful power or authority pursuant to the provisions of the applicable federal or state law.

                  (e) For purposes of this Article 9, a "Significant Portion" of the Premises shall mean a portion of the Premises, if so taken, would render the remaining balance of the Premises unable to readily accommodate a new building (or a restored Building) of a nature similar (in floor plans, height, configuration, and overall usability) to the Building existing at the date of such taking. The determination of whether a Significant Portion has been so taken shall be made by Tenant pursuant to Tenant's reasonable determination and may take into consideration economic conditions, market conditions, applicable zoning laws and building regulations then existing or prevailing; provided, however, if Landlord disputes Tenant's determination as to whether a Significant Portion of the Premises shall have been taken or condemned, such controversy shall be resolved by arbitration in accordance with the provisions of Article 35 hereof.

         9.02 If Tenant elects not to exercise the option to cancel this Lease pursuant to Section 9.01(a) hereof or if less than a Significant Portion of the Premises are so taken, this Lease and the Term shall continue subject to an equitable adjustment of the Rental to reflect the reduction of the Premises resulting from such taking or condemnation. Tenant, shall proceed with reasonable diligence (subject to Unavoidable Delays) to Restore any remaining part of the Premises not so taken to complete, rentable, self-contained architectural units in as good condition and repair and of at least the same value as prior to the taking. If Tenant elects not to exercise the option to cancel this Lease pursuant to Section 9.01(a) hereof or if less than a Significant Portion of the Premises are so taken, the award or awards for such taking, less the cost of the determination of the amount thereof, shall be paid to Escrow Agent if the cost of Restoration is equal to $1,000,000 or more, provided, however, that if Tenant qualifies to self-insure pursuant to Section
7.07 and at such time no Default has occurred which has not been cured, then, Tenant may hold the entire condemnation award to be used for Restoration of the Premises, or to Tenant if such cost is less than $1,000,000, or if Tenant qualifies to self-insure pursuant to Section 7.07. Subject to the provisions and limitations in this Article 9, Escrow Agent shall make available to Tenant as much of that portion of the award actually received and held by Escrow Agent, if any, less all reasonable expenses paid or incurred by Escrow Agent and Landlord in the condemnation proceedings, as may be necessary to pay the cost of Restoration of the part of the Building remaining in accordance with Article 8. Such Restoration, the estimated cost thereof, the payments to Tenant on account of the cost thereof, Landlord's right to perform the same and Tenant's obligation with respect to condemnation proceeds held by it, shall be done, determined, made and governed in accordance with and subject to the provisions of Articles 8 and 13. Payments to Tenant as aforesaid shall be disbursed in the manner set forth in Article 8. Any balance of the award held by Landlord after completion of the Restoration shall be paid to Landlord. If there shall be any dispute as to the distribution of any award, such dispute shall be resolved by arbitration in accordance with the provisions of Article 35. Each of the parties shall execute and deliver any and all documents that may be reasonably required in order to facilitate collection of the awards. If the portion of the award made available by Escrow Agent, as aforesaid, is insufficient for the purpose of paying for the Restoration, Tenant shall nevertheless be required to make the Restoration and pay any additional sums required for the Restoration. Notwithstanding anything contained in this Section 9.02, if, at the time of the subject taking, a Default has occurred, but such Default is cured by Tenant within the applicable cure period (i.e., prior to the occurrence of an Event of Default with respect to such Default), and the other conditions to Tenant's receipt of the award contained in this Section 9.02 have been satisfied, then, Escrow Agent shall pay the proceeds of the award held by Escrow Agent (or the balance of such proceeds which have not theretofore been disbursed with respect to the Restoration) to Tenant.

         9.03 If the estimated cost of any Restoration required by the terms of this Article 9 (i) is equal to or greater than $1,000,000, and (ii) exceeds the net condemnation award received by Landlord, as determined in the manner set forth in Section 9.02, then, prior to the commencement of such Restoration or thereafter if it is determined by Landlord that the cost to complete the Restoration exceeds the unapplied portion of such award, Tenant shall from time to time immediately deposit with Escrow Agent a bond, cash, irrevocable letter of credit or other security reasonably satisfactory to Landlord in the amount of such excess, to be held and applied by Escrow Agent in accordance with the provisions of Section 9.02, as security for the completion of the work, free of public improvement, vendors', mechanics', laborers' or materialmen's statutory or other similar liens. Notwithstanding the foregoing, if Tenant qualifies to self-insure pursuant to

Section 7.07, and provided that the Tenant under this Lease is then the originally-named Tenant, Nordstrom, Inc., a Washington corporation or its Affiliate, Tenant shall not be required to make such deposit.

         9.04 Notwithstanding anything to the contrary contained in this Lease, in case of any governmental action not resulting in the taking or condemnation of any portion of the Premises but creating a right to compensation therefor, including, without limitation, the changing of the grade of any street upon which the Premises abut, then this Lease shall continue in full force and effect without reduction, diminution or abatement of Rental and the entire award shall be equitably apportioned between Landlord and Tenant in proportion to the effect of such condemnation on their respective interests.

         9.05 Anything contained herein to the contrary notwithstanding, Landlord may enter into, settle or compromise any taking or other governmental action creating a right to compensation in Tenant as provided in this Article 9 without the prior consent of Tenant if the settlement or compromise shall not, in Landlord's reasonable estimation, adversely affect Tenant's right to compensation for such taking.

         ARTICLE 10
         ASSIGNMENT AND SUBLETTING

         10.01    (a)      Anything contained in this Section 10.01(a) to the
contrary notwithstanding, at any time and from time to time provided that Tenant shall comply with the provisions of Section 10.01(b), so long as no Event of Default has occurred and then remains uncured, Tenant may assign this Lease without Landlord's consent to any Person, provided that Tenant shall not be released from its obligations under this Lease by any such assignment.

                  (b) Landlord shall be given thirty (30) days advance notice of the effective date of such assignment or subletting and there shall be delivered to Landlord (i) an executed counterpart of the instrument(s) of assignment (in recordable form) of this Lease or of the Sublease containing, inter alia, the name and address of the assignee or the subtenants under such Subleases (the "Subtenants"), as the case may be; and (ii) in the case of an assignment, an executed instrument of the assumption by said assignee of Tenant's obligations under this Lease first arising or accruing on or after the effective date of the assignment.

                  (c) Anything contained in this Lease to the contrary notwithstanding, Tenant, without the consent of Landlord, shall have the right at any time to enter into Subleases of all or portions of the Premises. Landlord has been advised that Tenant intends to sublease the entire Premises to its wholly owned subsidiary, Nordstrom fsb, a Federal Savings Bank subsequent to the Commencement Date. Tenant's obligations under this Lease shall in no event be affected by such sublease.

         10.02    Intentionally Omitted

         10.03    Intentionally Omitted.

         10.04    Intentionally Omitted.

         10.05 The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Subtenants shall not relieve Tenant of Tenant's obligation to cure the same.

         10.06 Landlord, after an Event of Default, may collect rent and all other sums due under any subleases of the Premises, or any portion thereof ("Subleases"), and apply the net amount collected to the Rental payable by Tenant hereunder, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or condition of this Lease or the acceptance by Landlord of any Subtenants as Tenant hereunder or a release of Tenant from performance by Tenant of its obligations under this Lease.

         10.07 To secure the prompt and full payment by Tenant of the Rental and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth, all of Tenant's right, title and interest in and to all Subleases, and hereby confers upon Landlord, its agents and representatives a right of entry in, and sufficient possession of, the Premises to permit and insure the collection by Landlord of the Rentals and other sums payable under the Subleases, and the exercise of the right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof; provided, however, that such assignment shall become operative and effective only if (a) an Event of Default shall occur; (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof; or (c) there occurs repossession under a sheriff's notice or other judgment, order or decree of a court of competent jurisdiction, and then only as to such of the Subleases that Landlord may elect.

         10.08 Upon request not more than once during each calendar year during the Term, Tenant shall deliver to Landlord a schedule of all Subleases affecting the Premises that have terms that extend for more than two (2) years from the date of such request. The schedule of Subleases shall include the names of all such Subtenants, a description of the space sublet, expiration dates, rentals, pass-throughs, options, special provisions and any such additional information that Landlord may reasonably request. Tenant shall furnish Landlord with true copies of all Subleases promptly after execution.

         10.09 All Subleases entered into after the date of this Lease shall be in writing and provide that (a) they are subject and subordinate to this Lease; (b) the Subtenants will not pay rent or other sums under the Subleases with Tenant for more than one (1) month in advance; and (c) at Landlord's option on the termination of this Lease pursuant to Article 24, the Subtenants will attorn to, or enter into a direct Sublease on identical terms with, Landlord for the balance of the unexpired term of the Sublease.

         10.10 Notwithstanding any assignment or subletting, permitted or otherwise, the originally-named Tenant hereunder, Nordstrom, Inc., a Washington corporation, and its successors and assigns, shall at all times remain directly, primarily and fully responsible and liable for the payment of Rental specified in this Lease and for compliance with all of its obligations under the terms, provisions and convents of this Lease.

         ARTICLE 11
         INTENTIONALLY OMITTED

         ARTICLE 12
         REPAIRS

         12.01 Tenant shall take good care of the Premises, including, without limiting the generality of the foregoing, the Building, all Equipment, roofs, foundations and appurtenances thereto, all sidewalks, and curbs in front of or adjacent to the Premises, and all water, sewer and gas connections, pipes and mains which service the Premises and which neither City nor a utility company is obligated to repair and maintain, and shall put, keep and maintain the Building in good and safe order and working condition, and make all repairs therein and thereon, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep the same in good and safe order and working condition and to comply with all applicable Requirements, in a manner consistent with the standards of operation and maintenance employed at buildings and improvements located in the Greater Metropolitan Denver area of comparable size, age and class as the Building, normal wear and tear excepted (the "Maintenance Standard"). Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste, damage or injury to the Premises. When used in this Lease, the term "repairs" shall include all alterations, additions, installations, replacements, removals, renewals and restorations. All repairs made by Tenant shall be at least consistent with the Maintenance Standard and shall be made in compliance with all Requirements, as then in force.

         12.02 Landlord shall not be required to furnish any services, utilities or facilities whatsoever to the Premises, nor shall Landlord have any duty or obligation to make any alteration, change, improvement, replacement, restoration or repair to, or to demolish, the Building or any other improvement presently or hereafter located on the Land. Tenant assumes the full and sole responsibility for the condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises.

         ARTICLE 13
         CHANGES, ALTERATIONS AND ADDITIONS

         13.01 Tenant shall not demolish, replace or materially alter the Building, or any part thereof, or make any addition thereto, whether voluntarily or in connection with a repair or Restoration required by this Lease (collectively, "Capital Improvement"), unless Tenant shall comply with the following requirements:

                  (a) Each Capital Improvement, when completed, shall be of such a character as not to materially reduce the value of the Premises below its value immediately before construction of such Capital Improvement was commenced.

                  (b) Each Capital Improvement shall be made with reasonable diligence (subject to Unavoidable Delays) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and the Requirements. No Capital Improvement shall impair the safety or structural integrity of the Building.

                  (c) The cost of each Capital Improvement shall be paid in cash, so that the Premises and the assets of Landlord shall (subject to the provisions of Section 16.02) at all times be free of liens for work, services, labor and materials supplied or claimed to have been supplied to the Premises. No such Capital Improvement shall be commenced unless either (i) Landlord, in its sole discretion, has determined that Tenant has the financial capability to cause said Capital Improvement to be completed in accordance with this Lease, or
(ii) Tenant qualifies to self-insure in accordance with Section 7.07 of this Lease, and provided that the Tenant under this Lease is then the originally-named Tenant, Nordstrom, Inc., a Washington corporation, or its Affiliate.

                  (d) No Capital Improvement shall be undertaken until Tenant shall have delivered to Landlord insurance policies or abstracts thereof issued by responsible insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payments, for the insurance required by Article 7 hereof, and, also (i) "all risk" builders risk property insurance for the full replacement cost of the subject Capital Improvement on a completed value basis providing primary (and not contributing) coverage, and including a waiver of all rights of subrogation against Landlord and all other Indemnified Parties, and (ii) proof of adequate worker's compensation insurance and employee's liability insurance (either maintained by Tenant or Tenant's contractors and subcontractors). If, under the provisions of any casualty, liability or other insurance policy or policies then covering the Premises, or any part thereof, any consent to such Capital Improvement is required by the insurance company or companies issuing such policy or policies, Tenant shall obtain such consents and pay any additional premiums or charges therefor that may be imposed by said insurance company or companies.

                  (e) No Capital Improvement shall be undertaken until Tenant shall have procured and paid for, insofar as the same may be required from time to time, all permits and authorizations of all Governmental Authorities for such Capital Improvement. Landlord shall not unreasonably refuse to join in the application for such permit or authorization, provided it is made without cost, liability, obligation or expense to Landlord. Copies of all required permits and authorizations, certified to be true copies thereof by Tenant, shall be delivered to Landlord prior to the commencement of any Capital Improvement.

                  (f) Each Capital Improvement shall be deemed to have been substantially completed when Tenant shall furnish Landlord with (i) a certificate from a licensed professional engineer or registered architect certifying that such Capital Improvement has been completed substantially in accordance with the final plans therefor; (ii) a true copy, if available, of the Certificates of Occupancy for such Capital Improvement; and (iii) a complete set of as-built drawings with respect to Capital Improvements that cost more than $1,000,000 and a survey if the exterior footprint of the Building is changed.

                  (g) No Capital Improvement shall result in the relocation of the Building or in the alteration or modification of the footprint thereof, nor in the alteration or modification of the structural design of the Building without, in each instance, the prior written approval of Landlord, which approval shall not be unreasonably withhold or delayed by Landlord provided that
(i) Tenant complies with the requirements set forth in paragraphs (a) through
(e), inclusive, of this Section 13.01 with respect to such proposed alteration or modification, (ii) Tenant submits for Landlord's review plans and specifications in reasonable detail prepared by a licensed professional engineer or registered architect delineating the proposed alteration or modification, and
(iii) Tenant furnishes Landlord an estimate of the cost of the proposed work, certified by the engineer or architect who prepared such plans and specifications.

         ARTICLE 14

         REQUIREMENTS OF PUBLIC AUTHORITIES AND
         OF INSURANCE UNDERWRITERS AND POLICIES

         14.01 Tenant shall promptly comply with any and all applicable present and future laws, rules, orders, ordinances, directives, authorities regulations, statutes, requirements, codes, orders, permits and authorizations, and easements, restrictions, covenants and conditions of record, declarations and other matters affecting title to the Premises without regard to the nature of the work required to be done, extraordinary, as well as ordinary, of all federal, state, city, county or other Governmental Authorities now existing or hereafter created, of any and all of their departments, agencies, authorities and bureaus and of any applicable fire-rating bureau or other body exercising similar functions on behalf of applicable Governmental Authorities (collectively, "Requirements") affecting the Premises or any sidewalk comprising a part or in front thereof, or affecting the maintenance, use or occupation of the Premises, whether or not the same involve or require any structural changes or additions in or to the Premises, and without regard to whether or not such changes or additions are required on account of any particular use to which the Premises or any part thereof may be put. Tenant also shall comply with any and all provisions and requirements of any document of record or casualty, liability or other insurance policy required to be carried by Tenant under the provisions of this Lease.

         14.02 Tenant shall have the right to contest the validity of any Requirement or the application thereof. During such contest, compliance with any such contested Requirement may be deferred by Tenant upon the condition that, before instituting any such proceedings, Tenant shall furnish to Landlord a surety company bond or a cash deposit in any amount satisfactory to Landlord or other security satisfactory to Landlord, securing compliance with the contested Requirement and payment of all interest, penalties, fines, fees and expenses in connection therewith. The requirement to furnish a bond, cash deposit or other security to the Landlord shall be deemed waived if Tenant qualifies to self-insure pursuant to Section 7.07 of this Lease. Any such proceedings instituted by Tenant shall begin as soon as is reasonably possible after the issuance of any such contested matters and shall be prosecuted to final adjudication with reasonable dispatch. Notwithstanding the foregoing, Tenant promptly shall comply with any such Requirement, and compliance shall not be deferred if, (i) in Landlord's reasonable estimation, at any time the Premises, or any part thereof, shall be in danger of being forfeited, lost, adversely affected or impaired; (ii) such noncompliance shall cause Landlord to be in default under any Fee Mortgage; or (iii) Landlord shall be in danger of being subject to criminal and/or civil liability or penalty by reason of noncompliance therewith. Landlord shall cooperate with Tenant in any such contest to such extent as Tenant may reasonably request, it being understood, however, that Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any proceedings brought by Tenant.

         ARTICLE 15
         EQUIPMENT

         15.01 Tenant shall not have the right, power or authority to, and shall not, remove any Equipment from the Premises, except Removable Items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, unless such Equipment is promptly replaced by Equipment of at least equal utility and value without regard for depreciation. Tenant, however, without Landlord's consent, may remove Equipment at any time and from time to time for repairs, cleaning or other servicing, provided that Tenant shall return or reinstall same to or in the Premises with reasonable diligence.

         15.02 Tenant shall keep all Equipment in good order and repair and shall replace the same when necessary with items of at least equal utility and value as of the date such Equipment was originally installed at the Premises.

         ARTICLE 16
         DISCHARGE OF LIENS; BONDS

         16.01 Except for assignments of this Lease and Subleases permitted pursuant to the terms of this Lease, Tenant shall not create or cause to be created any lien, encumbrance or charge upon Tenant's leasehold estate in the Premises or any part thereof or upon the income therefrom. Tenant shall not create or cause to be created any lien, encumbrance or charge upon any assets of Landlord or upon the estate, rights or interest of Landlord in the Premises or any part thereof. Notwithstanding the foregoing, Tenant shall have the right to grant necessary easements or enter into reciprocal easements for the installation, operation and maintenance of underground utility easements to the extent necessary for the use and operation of the Property or the adjacent data center owned by Tenant, so long as (i) the easements do not materially reduce the value of the Premises, (ii) the location of such easements does not cause any buildings or structures to encroach over the portion of the Premises subject to such easements, (iii) Tenant, at Tenant's sole cost, shall be responsible for the installation, maintenance and repair of all lines, conduits and other improvements located on or under such easement parcels, and will indemnify and hold harmless Landlord and each Indemnified Party (as hereinafter defined) with respect thereto, (iv) at Landlord's request, Tenant shall remove all lines, conduits and other improvements located on or under such easement parcels, (v) such easements expressly expire or terminate upon the expiration or termination of this Lease, and (v) Landlord executes a written consent to such easements, such consent not to be unreasonably withheld, so long as such easements comply with the requirements required in clauses (i), (ii) and (iii). Tenant shall also have the right to grant an easement, subject to the requirements set forth in the immediately preceding sentence, related to the transformers and grid switching equipment and conduits and lines with respect thereto which, as of the date of this Lease, are wholly or partially located on the Land and which serve the Premises and the adjacent data center, or either of them. Landlord shall join in the grant of any such easements and any Fee Mortgagee shall subordinate its lien to the lien of any such easements.

         16.02 If any mechanics', laborers' or materialmen's or any other lien, charge or encumbrance at any time shall be filed against the Premises or any part thereof, or against any assets of Landlord, then Tenant, within thirty
(30) days after actual notice of the
filing thereof, or such shorter period as may be required by statute, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged of record within the period aforesaid, and if such lien shall continue for an additional ten (10) days after notice by Landlord to Tenant, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same of record, or Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienholder and to pay the amount of the judgment in favor of the lienholder with interest, costs and allowances. Any amount so paid by Landlord, including all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Late Charge Rate, from the respective dates of Landlord's making of the payment or incurring of the costs and expenses, shall constitute Rental payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Notwithstanding the foregoing provisions of this Section 16.02, Tenant shall not be required to discharge of record any such lien if Tenant is in good faith contesting the same and has furnished a cash deposit, an irrevocable letter of credit or a surety bond or other such security reasonably satisfactory to Landlord in an amount sufficient to pay 150% of such lien along with all interest and penalties thereon. If Tenant qualifies to self-insure pursuant to Section 7.07, and provided that the Tenant under this Lease is the originally-named Tenant, Nordstrom, Inc., a Washington corporation, or its Affiliate, Tenant's agreement to indemnify Landlord, and any title insurance company insuring title to the Premises, against the effect of such lien shall be security satisfactory to Landlord for Tenant's contest of such lien.

         16.03 Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of materials that would give rise to the filing of any lien against the Premises or any part thereof or any assets of Landlord. Notice is hereby given, and Tenant shall cause all Construction Agreements to provide that, to the extent enforceable under applicable law, Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant or any Subtenant or for any materials furnished or to be furnished at the Premises for any of the foregoing, and that no mechanics' or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Premises or any part thereof, or any assets of Landlord. Before commencing any alterations, additions or improvements using outside contractors having a cost in excess of $250,000, Tenant shall notify Landlord of the expected commencement and completion dates of the work; provide notice of the names and addresses of the contractors; and permit Landlord to post a notice of non-liability, which Tenant shall ensure remains posted during any such construction.

         16.04 Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, charge, mortgage or other encumbrance upon the estate or assets of Landlord or of any interest of Landlord in the Premises.

         ARTICLE 17
         NO REPRESENTATIONS BY LANDLORD

         Tenant acknowledges that Tenant, prior to the date of this Lease, was occupying the entire Premises and, as a result, Tenant is fully familiar with the Premises, the physical condition thereof and the items set forth in Exhibit
B. Tenant accepts the Premises in the existing condition and state of repair in an "as-is," "where-is" condition, with all faults, and, except as otherwise expressly set forth in this Lease, no representations, statements or warranties, written or oral, express or implied, have been made by or on behalf of Landlord in respect of the Premises, the status of title thereof, the physical condition thereof, the zoning or other laws, regulations, rules and orders applicable thereto, any Impositions or the use that may be made of the Premises, that Tenant has relied on no such representations, statements or warranties, and that Landlord shall in no event whatsoever be liable for any latent or patent defects in the Premises.

         ARTICLE 18
         LANDLORD NOT LIABLE FOR INJURY OR DAMAGE, ETC.

         18.01 Landlord shall not in any event whatsoever be liable for any injury or damage to Tenant or to any other Person happening in, on or about the Premises and its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Tenant or any other Person which may be caused by any fire or breakage or by any other cause whatsoever or by the use, misuse or abuse of the Building (including, but not limited to, any of the common areas within the Building, Equipment, elevators, hatches, openings, installations, stairways, hallways or other common facilities) or the streets or sidewalk area within the Premises or which may arise from any other cause whatsoever, unless caused by the willful misconduct of Landlord, its officers, agents, employees or licensees.

         18.02 Landlord shall not be liable to Tenant or to any other Person for any failure of water supply, gas, telephone or electric current, nor for any injury or damage to any property of Tenant or of any other Person or to the Premises caused by or resulting from gasoline, oil, steam, gas or electricity or hurricane, tornado, flood, wind or similar storms or disturbances, or water, rain, sleet, ice or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises, or leakage of gasoline or oil from pipes, storage tanks, appliances, sewers or plumbing works therein, or from any other place or from any other cause, nor for interference with light or other incorporeal hereditaments by anybody, or caused by any public or quasi-public work, unless any of the foregoing results from the willful misconduct of Landlord, its officers, agents, employees or licensees.

         ARTICLE 19
         INDEMNIFICATION OF LANDLORD

         19.01 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damage to Persons or property, or to any liability by reason of any violation of law or of any Requirement, and shall exercise such control over the Premises so as to fully protect Landlord against any such liability. Tenant shall indemnify and save Landlord and any agent, beneficiary, contractor, director, employee, lessor, mortgagee, officer, parent, partner, shareholder and trustee of Landlord (each an "Indemnified Party") harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, engineers', architects' and attorneys' fees, court costs and disbursements, which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of any of the following occurring during the Term:

                  (a) any demolition or razing or construction of the Building or any other work or thing done in, on or about the Premises or any part thereof;

                  (b) any use, nonuse, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any part thereof or of any sidewalk or curb adjacent thereto;

                  (c) any act or failure to act on the part of Tenant or any Subtenant or any of its or their respective officers, agents, employees or licensees;

                  (d) any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in, on or about the Premises or any part thereof or in, on or about any sidewalk or curb adjacent thereto;

                  (e) any failure on the part of Tenant to pay Rental or to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on Tenant's part to be performed or complied with;

                  (f) any lien or claim which may be alleged to have arisen against or on the Premises, or any lien or claim which may be alleged to have arisen out of this Lease and created or permitted to be created by Tenant against any assets of Landlord under the laws of the State of Colorado or of any other Governmental Authority, or any liability which may be asserted against Landlord with respect thereto;

                  (g) any failure on the part of Tenant to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the Subleases or other contracts and agreements affecting the Premises on Tenant's part to be kept, observed or performed; and

                  (h) any contest permitted pursuant to the provisions of Articles 4, 14, 16 and 26 hereof.

         The obligation of Tenant under this Article 19 to indemnify any indemnified Party shall apply to any injury, damage to Persons or property or any violation of law claimed subsequent to the Term if such injury, damage or violation, as the case may be, is the result of any act or omission by Tenant or by any agent, employee or contractor of Tenant, or by any Person for whom Tenant may be legally responsible occurring during the Term or any other time during which Tenant had possession of the Premises or any portion thereof. The obligation of Tenant under this Article 19 to indemnify any Indemnified Party shall not apply to any injury or damage to Persons or property the proximate cause of which is the negligence or willful misconduct of such Indemnified Party.

         19.02 The obligations of Tenant under this Article 19 shall not be affected in any way by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Premises or any part thereof.

         19.03 If any claim, action or proceeding is made or brought against any Indemnified Party against which it is indemnified pursuant to Section 19.01 hereof, then, upon demand by Landlord, Tenant shall resist or defend such claim, action or proceedings in Landlord's name, if necessary, by the attorneys for Tenant or Tenant's insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as Landlord shall approve, which approval shall not be unreasonably withheld or delayed.

         19.04 The provisions of this Article 19 shall survive the Expiration Date with respect to any liability, suit, obligation, fine, damage, penalty, claim, cost, charge or expense arising out of or in connection with any matter which is the subject of indemnification under this Article 19.

         ARTICLE 20
         RIGHT OF INSPECTION

         20.01 Tenant shall permit Landlord and Fee Mortgagee and their respective agents or representatives to enter the Premises at all reasonable times for the purpose of (a) inspecting the Premises; (b) performing Landlord's obligations or enforcing Landlord's rights hereunder; (c) determining whether or not Tenant is in compliance with its obligations hereunder; and (d) in the case of an emergency (i.e., a condition presenting imminent danger to the health or safety of Persons or to property), or following an Event of Default, making any necessary repairs to the Premises and performing any work therein, provided that in the case of an emergency Landlord shall make a reasonable attempt to communicate with Tenant to alert Tenant to the necessary repair. Any such entry by Landlord or Landlord's agents or representatives shall be scheduled in advance, except in case of emergency, to avoid unreasonable interference with Tenant's business and the businesses of any subtenants under a Sublease, and shall be subject to any applicable legal requirements with respect to the operation of the banking business on the Premises by Nordstrom fsb.

         20.02 Nothing in this Article 20 or elsewhere in this Lease shall imply any duty upon the part of Landlord to do any work, and performance of any work by Landlord shall not constitute a waiver of Tenant's default in failing to perform the same. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant or any Subtenant by reason of making such repairs or the performance of any such work or on account of bringing materials, tools, supplies and equipment into the Premises during the course thereof and the obligations of Tenant under this Lease shall not be affected thereby. To the extent that Landlord undertakes such work or repairs and such work or repairs shall require interruption of any services to or access of any Subtenant or the entry into any space covered by a Sublease, such work or repairs shall be commenced and completed with reasonable diligence, subject to Unavoidable Delays, and in such a manner as not to unreasonably interfere with the conduct of business in such space.

         ARTICLE 21
         LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS

         21.01 If Tenant at any time shall fail to pay any Imposition in accordance with the provisions hereof, or to take out, pay any insurance premiums for, maintain or deliver any of the insurance policies in the manner provided for herein, or shall fail to pay any Rental hereunder as and when due, or perform any other act on its part required to be made or performed hereunder, then at any time after furnishing five (5) days prior notice to Tenant t, Landlord, without waiving or releasing Tenant from any obligation of Tenant contained in this Lease or waiving or releasing any rights of Landlord hereunder, at law or in equity, may (but shall be under no obligation to) pay any Imposition, insurance premium, item of Rental or any other sums, costs, expenses, charges, payments or deposits payable by Tenant hereunder, or perform any other act on Tenant's part required to be made or performed as provided in this Lease, and may enter upon the Premises for such purpose and take all such action thereon as may be necessary therefor.

         21.02 All sums paid by Landlord and all costs and expenses incurred by Landlord in connection with the performance of any such obligation, together with interest thereon at the Late Charge Rate from the respective dates of Landlord's making of each such payment or incurring of each such sum, cost, liability, expense, charge, payment or deposit until the date of actual repayment to Landlord, shall be paid by Tenant to Landlord on demand as Rental. Any payment or performance by Landlord pursuant to the foregoing provisions of this Article 21 shall not be nor be deemed to be a waiver or release of breach or default of Tenant with respect thereto or of the right of Landlord to terminate this Lease, institute summary proceedings and/or take such other action as may be permissible hereunder, at law or in equity if an Event of Default by Tenant shall have occurred. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep insurance in force as aforesaid to the amount of the insurance premium or premiums not paid, but Landlord also shall be entitled to recover, as damages for such breach, the uninsured amount of any loss and damage and the costs and expenses of suit, including, without limitation, reasonable attorneys' fees and disbursements, suffered or incurred by reason of damage to or destruction of the Premises or any part thereof, which damage or destruction was required to be insured against hereunder.

         ARTICLE 22
         NO ABATEMENT OF RENTAL

         Except as may be otherwise expressly provided herein, there shall be no abatement, diminution or reduction of Rental payable by Tenant hereunder or of the other obligations of Tenant hereunder under any circumstances. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

         ARTICLE 23
         PERMITTED USE: NO UNLAWFUL OCCUPANCY;
         OPERATION OF THE PREMISES

         23.01 Subject to the provisions of law and this Lease, Tenant shall be permitted to occupy the Premises in accordance with the Certificates of Occupancy for the Premises in effect from time to time during the Term for use as a three-story office building together with normal uses incidental thereto and for no other use or purpose (the "Permitted Use").

         23.02 Tenant shall not use or occupy the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied for any unlawful business, use or purpose or in such manner as to constitute in law or in equity a nuisance of any kind (public or private), or for any use which might adversely affect the reputation of Landlord or for any dangerous or noxious trade or business or for any purpose or in any way in violation of the Certificates of Occupancy for the Premises in effect from time to time during the Term or of any Requirement, or which may make void or voidable any insurance then in force on the Premises. Tenant shall take, immediately upon the discovery of any such prohibited use, all necessary steps, legal, equitable and otherwise, to compel the discontinuance of such use, and Tenant shall exercise all of its rights and remedies against any Subtenants guilty of such use.

         23.03 Tenant shall not suffer or permit the Premises or any portion thereof to be used by the public without restriction or in such manner as might reasonably tend to impair title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

         ARTICLE 24
         EVENTS OF DEFAULT AND REMEDIES

         24.01 Each of the following events shall be an "Event of Default" hereunder:

                  (a) if Tenant shall fail to pay any installment of Base Rent within five (5) days after notice thereof from Landlord;

                  (b) if Tenant shall fail to make any other payment of Rental (other than Base Rent) required to be paid by Tenant hereunder within twenty (20) days after notice thereof from Landlord to Tenant;

                  (c) if Tenant shall fail to observe or perform one or more of the other material terms, conditions, covenants or agreements of this Lease and such failure shall not be cured by Tenant within thirty (30) days after written notice thereof by Landlord to Tenant specifying such failure (unless such failure requires work to be performed, acts to be done or conditions to be removed which cannot either by their nature or by reason of Unavoidable Delays reasonably be performed, done or removed, as the case may be, within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within such thirty (30) day period and shall continuously prosecute the same to completion with reasonable diligence, but in any event within ninety (90) days from such written notice by Landlord);

                  (d) to the extent permitted by law, if Tenant shall admit, in writing, that it is unable to pay its debts as such debts become due;

                  (e) to the extent permitted by law, if Tenant shall make an assignment for the benefit of creditors;

                  (f) to the extent permitted by law, if Tenant shall file a voluntary petition under Title 11 of the United States Bankruptcy Code, as amended from time to time, or if such petition is filed against Tenant and an order for relief is entered, or if Tenant shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce to or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant, or if Tenant shall take any corporate (or partnership) action in furtherance of any action described in Sections 24.01(d), (e) or (f) hereof;

                  (g) to the extent permitted by law, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed; or if, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within one hundred twenty (120) days after the expiration of any such stay, such appointment shall not have been vacated;

                  (h) whether or not Rent is being paid, if Tenant shall vacate or abandon the Premises or any substantial portion thereof, which vacation or abandonment, in Landlord's reasonable opinion, is deleterious to the value or reputation of the Premises;

                  (i) if this Lease or the estate or interest of Tenant hereunder or any portion thereof (whether by operation of law or otherwise) shall be assigned, subleased, transferred, mortgaged or encumbered without compliance with the provisions of this Lease applicable thereto; or

                  (j) if a levy under execution or attachment shall be made against Tenant or its interest in the Premises or any part thereof and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of sixty (60) days.

         24.02 If an Event of Default shall occur, Landlord may elect to proceed by appropriate judicial proceedings, either at law or in equity, to enforce the performance or observance by Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.

         24.03    (a)      If any Event of Default described in Sections 24.01
(c) through (j) shall occur and Landlord, at any time thereafter, at its option, gives notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than ten (10) days after the giving of such notice, and if, on the date specified in such notice, Tenant shall have failed to cure the Default which was the basis for the Event of Default, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date specified in the notice given pursuant to this Section 24.03 were the date herein definitely fixed for the expiration of the Term, and Tenant immediately shall quit and surrender the Premises and the provisions of Article 32 shall apply, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 24.01(f) or 24.01(g) hereof, or by federal or state statute, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 24.15 hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days' notice to Tenant, Tenant as debtor-in-possession or said trustee, and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid, and Tenant, Tenant as debtor-in-possession or said trustee, as the case may be, shall immediately quit and surrender the Premises as aforesaid.

                  (b) If an Event of Default described in Sections 24.01(a) or (b) shall occur, or this Lease shall be terminated as provided in Section 24.03(a), Landlord, without notice, may dispossess Tenant by summary proceedings or otherwise and the provisions of Article 32 shall apply.

         24.04 If this Lease shall be terminated as provided in Section 24.03(a) hereof and/or Tenant shall be dispossessed by summary proceedings or otherwise as provided in Section 24.03(b) hereof:

                  (a) Tenant shall pay to Landlord all Rental payable by Tenant under this Lease to the date upon which this Lease and the Term shall have expired and come to an end or to the date of reentry upon the Premises by Landlord, as the case may be;

                  (b) Landlord may repair and alter the Premises in such manner as Landlord may deem necessary or advisable without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the Premises or any part thereof for the whole or any part of the remainder of the Term or for a longer period in Landlord's name or as agent of Tenant, and out of any rent and other sums collected or received as a result of such reletting Landlord shall: (i) first, pay to itself the cost and expense of terminating this Lease, re-entering, retaking and repossessing the Premises, or any part thereof, and repairing the Premises (to the extent necessitated by Tenant's failure to maintain the Premises as required pursuant to this Lease), and the cost and expense of removing all Persons and property therefrom, including in such costs reasonable brokerage commissions, legal expenses and attorneys' fees, court costs and disbursements; (ii) second, pay to itself the cost and expense sustained in securing any new tenants and other occupants, including in such costs reasonable brokerage commissions, legal expenses and attorneys' fees, court costs and disbursements and other expenses of preparing the Premises for reletting, and, if Landlord shall maintain and operate the Premises, the cost and expense of operating and maintaining the Premises; and
(iii) third, pay to itself any balance remaining on account of the liability of Tenant to Landlord. To the extent permitted by law, Landlord in no way shall be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due on any such reletting, and no such failure to relet or collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability;

                  (c) Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (herein referred to as "Deficiency") between the Rental reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any such reletting effected pursuant to the provisions of
Section 24.04(b) for any part of such period (first deducting from the rents collected under any such reletting all of the payments to Landlord described in
Section 24.04(b) hereof); any such Deficiency shall be paid in installments by Tenant on the days specified in this Lease for payment of installments of Rental, and Landlord shall be entitled to recover from Tenant each Deficiency installment as the same shall arise, and no suit to collect the amount of the Deficiency for any installment period shall prejudice Landlord's right to collect the Deficiency for any subsequent installment period by a similar proceeding; and

                  (d) whether or not Landlord shall have collected any Deficiency installments as aforesaid, Landlord shall be entitled to recover from Tenant, at any time, and Tenant shall pay to Landlord, upon Landlord's demand, in lieu of any further Deficiencies, as and for liquidated damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damage) and not as a penalty or forfeiture, a sum equal to the amount by which the Rental reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the annual rate equal to the Prime Rate plus four percent (4%), less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions to Section 24.04(c) for the same period; it being agreed that before presentation of proof of such liquidated damages to any court, commission or tribunal, if the Premises or any substantial part thereof shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

         24.05    No termination of this Lease pursuant to Section 24.03(a) or
(b) hereof, and no taking possession of and/or reletting the Premises, or any part thereof, pursuant to Sections 24.03(b) and 24.04(b), shall relieve Tenant of its liabilities and obligations hereunder, except as specifically provided herein, all of which shall survive such expiration, termination, repossession or reletting except as otherwise specifically provided.

         24.06 To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this
Article 24. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default, evidencing such waiver or release.

         24.07 The Rental payable by Tenant hereunder and each and every installment thereof, and all reasonable costs (including attorneys' fees, court costs and disbursements) and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease or on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and hereby are declared to constitute a valid lien in favor of Landlord upon the interest of Tenant in this Lease and in the Premises.

         24.08 Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rental payable hereunder or any Deficiencies or other sums payable by Tenant to Landlord pursuant to this
Article 24, may be brought by Landlord at any time and from time to time at Landlord's election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Tenant and termination.

         24.09 Nothing contained in this Article 24 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this
Article 24.

         24.10 No receipt of moneys by Landlord from Tenant after the termination of this Lease, or after the giving of any notice of the termination of this Lease (unless such receipt cures the Event of Default which was the basis for the notice), shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rental payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as herein otherwise expressly provided, it being agreed that after the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, or any part thereof or interest therein, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupancy of the Premises or, at the election of Landlord, on account of Tenant's liability hereunder.

         24.11 Except as otherwise expressly provided herein or as prohibited by applicable law, Tenant hereby expressly waives the service of any intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of reentry or repossession by Landlord or in case of any expiration or termination of this Lease, and Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage. The terms "enter," "re-enter," "entry" or "reentry," as used in this Lease, are not restricted to their technical legal meaning.

         24.12 No failure by either party to insist upon the strict performance by the other party of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rental during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or completed with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         24.13 Subject to Section 39.06, in the event of any breach or threatened breach by either party of any of the covenants, agreements, terms or conditions contained in this Lease, the other party shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, as though reentry, summary proceedings and other remedies were not provided for in this Lease.

         24.14 Subject to Section 39.06, each right and remedy of Landlord and Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by a party of any of one or more of the rights or remedies provided for in this

Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by such party of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

         24.15 If an order for relief is entered or if a stay of proceeding or other acts becomes effective in favor of Tenant or Tenant's interest in this Lease, in any proceeding which is commenced by or against Tenant under the present or any future applicable federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy code, statute, law or this Lease, including, without limitation, such rights and remedies as may be necessary to adequately protect Landlord's right, title and interest in and to the Premises or any part thereof and/or adequately assure the complete and continuous future performance of Tenant's obligations under this Lease.

         24.16 If this Lease shall terminate as a result of or while there exists an Event of Default, any funds (including the interest, if any, accrued thereon) then held by Landlord in which the Tenant has an interest may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law or in equity or otherwise) as a result of such termination or Event of Default, and the balance remaining, if any, shall be paid to Tenant, if Tenant would be entitled to receive same but for such termination or Event of Default.

         ARTICLE 25
         NOTICES

         25.01 Whenever it is provided in this Lease that a notice, demand, request, consent, approval or other communication (each of which is herein referred to as a "Notice") shall or may be given to or served upon either of the parties by the other, and whenever either of the parties shall desire to give or serve upon the other any Notice with respect hereto or the Premises, each such Notice shall be in writing and, any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless given or served as follows:

                  (a) if given by Landlord, by a nationally recognized overnight courier service, personal delivery or by mailing the same to Tenant by certified or registered mail, postage prepaid, return receipt requested, addressed to Tenant at 1700 Seventh Avenue, Suite 1000, Seattle, WA 98101, Attn:
Real Estate Notices, with a copy thereof to 1700 Seventh Avenue, Suite 1000, Seattle, WA 98101, Attn: Legal Affairs and/or to such other address(es) and attorneys as Tenant may from time to time designate by Notice given to Landlord in the manner set forth below, except that at no time shall Landlord be required to give, in the aggregate, more than four Notices or copies thereof (not including the notice set forth in Section 25.03); and

                  (b) if given by Tenant, by a nationally recognized overnight courier service, personal delivery or by mailing the same to Landlord by certified or registered mail, postage prepaid, return receipt requested, addressed to Landlord at 200 West Jackson Blvd., 12th Floor, Chicago, Illinois 60606, Attention: Gerald Nudo, with a copy thereof to Levenfeld Pearlstein, 33 West Monroe, 21st Floor, Chicago, Illinois 60603, Attention: Thomas G. Jaros, Esq. (Landlord's attorney) and/or to such other address(es) and attorneys as Landlord may from time to time designate by Notice given to Tenant in the manner set forth above except that at no time shall Tenant be required to give, in the aggregate, more than four Notices or copies thereof (not including the notice set forth in Section 25.03).

         25.02 Every Notice shall be deemed to have been given or served upon receipt or refusal of receipt if delivered personally, if delivered by a nationally recognized overnight courier service, one (1) Business Day after deposit with same, or if mailed, on the second Business Day after the same shall have been deposited in the United States mails in the manner aforesaid.

         ARTICLE 26
         STREET WIDENING

         If at any time during the Term any proceedings are instituted or orders made by any Governmental Authority for the widening or other enlargement of any street contiguous to the Premises requiring removal of any projection or encroachment on, under or above any such street, or any changes or alterations upon the Premises or any part thereof, or the curbs and sidewalks adjacent thereto, Tenant promptly shall comply with such requirements, and, on Tenant's failure to do so, Landlord may comply with the same, and the amount expended therefor, and any interest, fines, penalties, reasonable engineers', architects' and attorneys' fees or other expenses incurred by Landlord in effecting such compliance or by reason of the failure of Tenant so to comply, shall be deemed to be Rental and shall be payable by Tenant on demand. Tenant shall be permitted to contest in good faith any proceeding or order for such street widening instituted or made by any Governmental Authority, provided that during the pendency of such contest Tenant deposits with Landlord security in amount and form reasonably satisfactory to Landlord for the performance of the work required in the event that Tenant's contest should fail. In no event shall Tenant permit Landlord to become liable for any criminal and/or civil liability or penalty as a result of Tenant's failure to comply with reasonable diligence, subject to Unavoidable Delays, with any of the foregoing orders. Any taking (as such term is used in Article 9 hereof) by a Governmental Authority for a street widening or enlargement shall be deemed a partial condemnation and be subject to the provisions of Article 9 hereof.

         ARTICLE 27
         SUBORDINATION; ATTORNMENT

         27.01 Landlord's interest in this Lease, as the same may be modified, amended or renewed, shall not be subject or subordinate to any liens or encumbrances hereafter affecting Tenant's interest in this Lease.

         27.02 Provided that any Fee Mortgagee shall execute and deliver to Tenant an agreement to the effect that, if there shall be a foreclosure of such Fee Mortgagee and so long as no Event of Default by Tenant shall have theretofore occurred which remains uncured, this Lease shall be deemed to be a direct lease between Tenant and the Fee Mortgagee as Landlord, such Fee Mortgagee will not make Tenant a party defendant to such foreclosure (unless required by applicable law to do so), nor in any other way foreclose Tenant from its rights, evict Tenant, disturb Tenant's possession under this Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder (any such agreement, or any agreement of similar import, from a Fee Mortgagee being hereinafter called a "Nondisturbance Agreement"), this Lease shall be subject and subordinate to each and every such Fee Mortgage which may now or hereafter affect the Premises, or any portion thereof, and to all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder, with respect to which Fee Mortgage, Tenant shall have received a Nondisturbance Agreement. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord reasonably may request. Tenant shall not do or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default under any Fee Mortgage.

         27.03 If any Fee Mortgagee, or any of its successors or assigns, or any other person claiming by or through any such Fee Mortgagee or by or through any foreclosure proceeding of any such Fee Mortgage, shall succeed to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant's landlord under this Lease, and Tenant shall promptly execute and deliver at any time any instrument that may be necessary to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between Tenant and such successor Landlord, upon and subject to all of the then executory terms, covenants and conditions of this Lease. The provisions of this Section shall be self-operative, and no instrument of any such attornment shall be required or needed by the holders of any such Fee Mortgage. In confirmation of any such attornment Tenant shall, at Landlord's request or at the request of any such Fee Mortgagee, promptly execute and deliver such further instruments as may be reasonably required by any such Fee Mortgagee.

         27.04 Any Nondisturbance Agreement shall be made on the condition that neither the Fee Mortgagee, nor anyone claiming by, through or under such Fee Mortgagee, shall be:

                  (a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord);

                  (b) subject to any defenses or offsets that Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord);

                  (c) bound by any payment of Rental which Tenant might have paid for more than the current month to any prior Landlord (including, without limitation, the then defaulting Landlord);

                  (d) bound by any covenant to make any payment to Tenant which was required to be made prior to the time such Fee Mortgagee succeeded to any prior Landlord's interest;

                  (e) bound by any obligation to perform any work or to make improvements to the Premises or any portion thereof; or

                  (f) accountable for any moneys deposited with any prior Landlord, except to the extent such moneys are actually received by such Fee Mortgagee.

         27.05 If required by the Fee Mortgagee, Tenant promptly shall join in any Nondisturbance Agreement to indicate its concurrence with the provisions thereof and its agreement, in the event of a foreclosure of such Fee Mortgage, to attorn to such Fee Mortgagee as Tenant's landlord hereunder. Tenant promptly shall accept, execute and deliver any Nondisturbance Agreement proposed by any such Fee Mortgagee which conforms with the provisions of this Article 27.

         27.06 Tenant hereby agrees to give to any Fee Mortgagee copies of all notices of default by Landlord under this Lease at the same time and in the same manner as and whenever Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord hereunder unless and until a copy of such notice shall have been so delivered to such Fee Mortgagee. Such Fee Mortgagee shall have the right to remedy any default of Landlord under this Lease, or to cause any default of Landlord under this Lease to be remedied within the cure period afforded to Landlord to remedy the subject default, and, for such purpose, Tenant hereby grants such Fee Mortgagee such additional period of time as may be reasonable (not in excess of 60 days) to enable such Fee Mortgagee to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default. Tenant shall accept performance by such Fee Mortgagee of any term, covenant, condition or agreement to be performed by Landlord under this Lease with the same force and effect as though performed by Landlord. No default by Landlord under this Lease shall exist or shall be deemed to exist (i) as long as such Fee Mortgagee, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence, subject to Unavoidable Delays, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by such Fee Mortgagee, as long as such Fee Mortgagee, in good faith, shall have notified Tenant that such Fee Mortgagee intends to institute proceedings under the Fee Mortgage to acquire possession of the Premises, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. In the event of the termination of this Lease by reason of Landlord's default hereunder, upon such Fee Mortgagee's written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Fee Mortgagee or its designee or nominee a new lease of the Premises for the remainder of the Term of the Lease upon all of the terms, covenants and conditions of this Lease. Neither such Fee Mortgagee nor its designee or nominee shall become liable under this Lease unless and until such Fee Mortgagee or its designee or nominee becomes, and then only for so long as such Fee Mortgagee or its designee or nominee remains, the fee owner of the Premises. Such Fee Mortgagee shall have the right, without Tenant's consent, to foreclose the Fee Mortgage or to accept a deed in lieu of foreclosure of such Fee Mortgage.

         27.07 If the estate of Landlord and the estate of Tenant in the Premises shall ever be held by the same person, the estate created by and pursuant to this Lease shall not be merged with any superior estate or other interest in the Premises.

         ARTICLE 28
         HAZARDOUS SUBSTANCES

         28.01    (a)      "Claim" shall mean and include any demand, cause of
action, proceeding or suit and the results thereof (i) for damages (actual or punitive), losses, injuries to person or property, damages to natural resources, fines, penalties, expenses, liabilities, interest, contribution or settlement (including, without limitation, attorneys' fees, court costs and disbursements),
(ii) for the costs of site investigations, feasibility studies, information requests, health or risk assessments, or Response actions, and (iii) for enforcing insurance, contribution, or indemnification agreements.

                  (b) "Environmental Law" shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C.
Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C.
Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Colorado environmental protection statutes and laws of the State and state superlien and environmental clean-up statutes, with implementing regulations and guidelines. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.

                  (c) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product, or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, PCBs and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 et seq.; industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law.

                  (d) "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

                  (e) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, presence, dumping, migration from adjacent property or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

                  (f) "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

         28.02 Tenant covenants that (a) Tenant shall at its own cost comply with all Environmental Laws; (b) Tenant shall not Manage any Hazardous Materials on the Premises, nor conduct nor authorize the same, including installation of any underground storage tanks, without prior written disclosure to and approval of the Landlord; (c) Tenant shall not take any action that would subject the Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials other than fuel for the back-up generator for the Premises stored in the on-site fuel storage tank; (d) Tenant shall not dispose of Hazardous Materials; (e) Tenant shall not discharge Hazardous Materials into drains or sewers; (f) Tenant shall not suffer, cause or allow the Release of any Hazardous Materials on, to or from the Premises; (g) Tenant shall keep the Premises free from Hazardous Materials other than fuel for the back-up generator for the Premises stored in the on-site fuel storage tank; and (h) Tenant shall at its own cost arrange for the lawful transportation and off-site disposal of all Hazardous Materials that it generates.

         28.03 During the term of this Lease, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Colorado Environmental Protection Agency or other federal, state or local agency or authority or any other entity or individual, concerning (a) any Release of a Hazardous Material on, to or from the Premises; (b) the imposition of any lien on the Premises; or (c) any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord's employees shall have the right to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws.

         28.04 Upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests, transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises. In the event that Landlord, at any time during the Term, is reasonably concerned that Hazardous Materials have been Released or Managed on or about the Premises or that the Premises or Tenant are in violation of Environmental Laws, then, Landlord shall have the right from time to time, in its sole discretion, to require Tenant to perform (at Tenant's expense) an environmental audit and, if deemed necessary by Landlord, an environmental risk assessment (each of which must be satisfactory to Landlord) of the Premises, hazardous waste management practices and/or hazardous waste disposal sites used by Tenant. Said audit and/or risk assessment must be by an environmental consultant satisfactory to Landlord, in its reasonable discretion. Should Tenant fail to undertake and seek diligently to perform said environmental audit or risk assessment within thirty
(30) days after Landlord's request, Landlord shall have the right but not the obligation to retain an environmental consultant to perform said environmental audit or risk assessment. All costs and expenses incurred by Landlord in the exercise of such rights shall be payable by Tenant upon demand.

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

         28.05    If Tenant's Management of Hazardous Materials at the Premises
(a) gives rise to liability or to a Claim under any Environmental Law, (b) causes a significant public health effect, or (c) creates a nuisance, Tenant shall promptly take all applicable action in Response. Landlord (or any Fee Mortgagee or any if so permitted by applicable loan documents) shall have the right, but not the obligation, after providing Tenant with notice and a reasonable opportunity to cure, to enter onto the Premises or to take such other actions as it deems necessary or advisable to perform any and all Response action(s). All costs and expenses incurred by Landlord in the exercise of any such rights shall be payable by Tenant upon demand.

         28.06 Tenant shall indemnify, defend and hold harmless Landlord, its beneficiaries, any Fee Mortgagee, any, any managing agents and leasing agents of the Premises, and their respective agents, partners, officers, directors and employees from all Claims suffered or incurred by any of the foregoing arising from or attributable to (a) any breach by Tenant of any of its warranties, representations or covenants in this Section; (b) noncompliance of the Premises or Tenant with any Environmental Laws; (c) any actual or alleged illness, disability, injury, or death of any person in any manner arising out of or allegedly arisen out of exposure to Hazardous Materials or other substances or conditions present at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and (d) Hazardous Materials Managed or Released by Tenant or otherwise located or Released upon the Premises during the Term unless resulting from the actions of Landlord, its employees, agents, or contractors during the Term or from neighboring property not owned by Tenant or results from migration of Hazardous Materials from neighboring property not owned by Tenant. In the event any Claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such Claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability and continue such defense at all times thereafter until completion. Tenant's obligations hereunder shall survive the termination or expiration of this Lease. Notwithstanding anything contained in this Section 28.06, Tenant shall not be obligated to defend or hold harmless Landlord or any of the above-referenced persons in the event that noncompliance of the Premises with any Environmental Laws or the Release of Hazardous Materials upon the Premises arises out of any act subsequent to the date of this Lease by Landlord or by any Person for whose actions Landlord is liable, other than Tenant.

         28.07 Tenant acknowledges that the Premises are being leased in their present "as is" condition. Tenant hereby represents that it is not aware of any Hazardous Materials on the Premises other than the fuel storage tank for the back-up generator, and Tenant shall assume full responsibility for any required cleanup thereof pursuant to this Section. Tenant further acknowledges that Landlord has made no representation whatsoever regarding Hazardous Materials on or about the Premises.

         28.08 Landlord shall indemnify, defend and hold harmless Tenant, and Tenant's agents, partners, officers, directors and employees from all Claims suffered or incurred by any of the foregoing arising from or attributable to (a) any violation by Landlord of any Environmental Laws subsequent to the date of this Lease; or (b) any Hazardous Materials Managed or Released upon the Premises by Landlord subsequent to the date of this Lease. In the event any Claims or other assertion of liability shall be made against Tenant for which Tenant is entitled to indemnity under this Section 28.08, Tenant shall notify Landlord of such Claim or assertion of liability and thereupon Landlord shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability and continue such defense at all times thereafter until completion. Landlord's obligations hereunder shall survive the termination or expiration of this Lease.

         ARTICLE 29
         RIGHT OF FIRST OFFER TO PURCHASE

         (a) So long as no Event of Default has occurred and Tenant gives Landlord the written Acceptance Notice hereinafter described, and provided that this Lease is and remains in full force and effect, then, during the Term, Tenant shall have the right (the "First Offer Right") to purchase the Premises, subject to the terms and conditions hereinafter set forth.

         (b) Prior to Landlord offering the Premises for sale, Landlord shall give Tenant written notice (the "Offer Notice") advising Tenant that Landlord has decided to sell the Premises. The Offer Notice shall set forth the price Landlord would be willing to accept from Tenant, and any other economic terms and conditions, with respect to Landlord's sale of the Premises to Tenant. Tenant's First Offer Right shall be exercisable by written notice (the "Acceptance Notice") from Tenant to Landlord accepting such sales price and such other terms and conditions. The Acceptance Notice, to be valid, must be given by Tenant to Landlord not later than forty five (45) days after the Offer Notice is given by Landlord, time being of the essence.

         (c) If Tenant has validly exercised its First Offer Right as provided above, then, Landlord and Tenant shall enter into a real estate sales contract providing for such sales price and such other terms and conditions, and containing customary terms and conditions pursuant to which Landlord agrees to convey recordable title to the Premises to Tenant by good and sufficient special warranty deed, free and clear of all liens and encumbrances other than the Permitted Encumbrances and such other covenants, restrictions, and matters of record which do not adversely impair Tenant's use of the Premises as an office building as set forth in a title report to be furnished by Landlord to Tenant, and providing for Tenant to deposit a down payment of ten percent (10%) of the applicable purchase price. If Tenant exercises the First Offer Right, payment of the purchase price and conveyance to Tenant shall be made within thirty (30) days from the date of said exercise. The Lease shall terminate at the closing date of the sale of the Premises to Tenant. If Tenant exercises Tenant's First Offer Right, Tenant's default under such real estate sales contract shall constitute an Event of Default. Impositions shall not be prorated on or as of the closing date of such sale, and shall remain the responsibility of Tenant.

         (d) If the First Offer Right is not exercised by Tenant giving Landlord the Acceptance Notice within said forty (45)-day period, , then, Tenant's First Offer Right shall terminate, and Landlord may thereafter sell all or any of the Premises at any sales price and pursuant to terms and conditions determined by Seller, at its sole and exclusive discretion, to be appropriate, without any further notice to Tenant and free of any right of Tenant, but subject to all the other provisions of this Lease.

         (e) No assignee or sublessee of the original-named Tenant under this Lease, Nordstrom, Inc., a Washington corporation, except an Affiliate or such Tenant, shall be entitled to exercise the First Offer Right. This right of first offer shall not inure to the benefit of a party other than said original Tenant, and, further, shall not apply unless said original Tenant or an Affiliate of the original Tenant is occupying the Premises.

         ARTICLE 30
         CERTIFICATES BY LANDLORD AND TENANT

         30.01    At any time and from time to time upon not less than twenty
(20) days' prior written notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or any other party specified by Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting the Rental has been paid, and stating (a) whether or not to the best knowledge of Tenant (i) there is a continuing default by Landlord in the performance or observance of any covenant, agreement or condition contained in this Lease to be performed or observed by Landlord, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default and, if so, specifying each such default or occurrence of which Tenant may have knowledge, (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications), or if this Lease is not in full force and effect, the reason such statement would not be accurate; (c) the date upon which Tenant began paying Rent and the dates to which the Rent and other charges have been paid;
(d) that there has been no prepayment of Rent other than that provided for in this Lease; (e) that there are no actions, whether voluntary or otherwise, pending against Tenant under the Bankruptcy Code or the bankruptcy laws of any state; and (f) such other matters as may be reasonably required by Landlord or any Fee Mortgagee or prospective successor to Landlord's interest in this Lease. Such statement may be relied upon by any Fee Mortgagee or prospective successor to Landlord's interest in this Lease, provided, however, that Tenant shall have no liability for damages to Landlord, any Fee Mortgagee, or their successors or assigns, arising out of any unintentional inaccuracy or omission of information in or from such statement, but Tenant shall be estopped from taking a position against Landlord, such Fee Mortgagee and their successors and assigns that is inconsistent with the statements made in such statement.

         30.02    At any time and from time to time upon not less than twenty
(20) days' prior notice by Tenant, Landlord shall execute, acknowledge and deliver to Tenant or any other party specified by Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting the Rental has been paid, and stating (a) whether or not to the best knowledge of Landlord (i) there is a continuing Default or Event of Default and, if so, specifying each such Default and Event of Default, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a Default or Event of Default of which the signer may have knowledge, (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications), or if this Lease is not in full force and effect, the reason such statement would not be accurate;
(c) that here has been no prepayment of Rent other than that provided for in this Lease; and (d) such other matters as may be reasonably required by Tenant. Such statement may be relied upon by any then existing or prospective, subtenant, assignee or purchaser of all or a portion of Tenant's interest in this Lease, provided, however, that Landlord shall have no liability for damages to Tenant or its successors or assigns, arising out of any unintentional inaccuracy or omission of information in or from such statement, but Landlord shall be estopped from taking a position against Tenant, and its successors and assigns that is inconsistent with the statements made in such statement.

         ARTICLE 31
         CONSENTS AND APPROVALS

         31.01    (a)      All consents and approvals which may be given under
this Lease shall, as a condition of their effectiveness, be in writing. The granting of any consent or approval by a party to perform any act requiring consent or approval under the terms of this Lease, or the failure on the part of a party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any further similar act, and each party hereby expressly covenants and warrants that as to all matters requiring the other party's consent or approval under the terms of this Lease, the party requiring the consent or approval shall secure such consent or approval for each and every happening of the event requiring such consent or approval and shall not claim any waiver on the part of the other party of the requirement to secure such consent or approval.

                  (b) If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld or delayed or is subject to a specified standard, then (i) unless expressly provided otherwise in this Lease, if the party who is to give its consent or approval shall not have notified the other party within ten (10) Business Days after receiving such other party's request (which request shall contain (a) sufficient detailed information so as to enable the party who is to give its consent or approval the ability to make a fully informed decision with respect to such consent or approval, and (b) a statement to the effect that such party's failure to respond within ten (10) Business days from the receipt of such request shall be deemed consent or approval hereunder) for a consent or approval that such consent or approval is granted or denied, and if the latter, the reasons in reasonable detail therefor, such consent or approval shall be deemed granted, and (ii) if upon notice that a consent or approval is denied, the notified party contests such denial in those instances under this Lease which provide for resolution by arbitration pursuant to Section 35 hereof and a final determination that the consent or approval was unreasonably withheld or that such specified standard had been met so that the consent or approval should have been granted.

                  (c) Unless otherwise expressly set forth herein to the contrary, any matter or thing which is required under this Lease to be done "satisfactorily" or to the "satisfaction" of a party need only be done "reasonably satisfactorily" or to the "reasonable satisfaction" of that party.

         ARTICLE 32
         SURRENDER AT END OF TERM

         32.01 Tenant shall, on the last day of the Term or upon the earlier termination of the Term, quit and surrender to Landlord the Premises vacant, free of all Removable Items, and in good order and condition, reasonable wear and tear and condemnation excepted, and free and clear of all lettings, occupancies, liens and encumbrances other than those, if any, existing at the date hereof, created by Landlord or which lettings and occupancies by their express terms and conditions extend beyond the Expiration Date and to which Landlord shall have consented and agreed, pursuant to this Lease or in writing, without any payment or allowance whatsoever by Landlord. Tenant hereby waives any notice now or hereafter required by law with respect to vacating the Premises on any such termination date. Tenant's obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.

         32.02 Except as otherwise provided in Article 24 of this Lease, upon the expiration of the Term, all Rental and other items payable by Tenant under this Lease shall be apportioned to the date of termination.

         32.03 Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or earlier termination of the Term. Tenant agrees to indemnify Landlord against and save Landlord harmless from any and all costs, expenses, claims, loss or liability resulting from the failure or delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such failure or delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to surrender possession of the Premises timely as aforesaid will be extremely substantial, will exceed the amount of the Base Rent and Additional Rent theretofore payable hereunder and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the expiration or earlier termination of the Term, then Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over at the Premises after the expiration or sooner termination of the Term, in addition to any sums payable pursuant to the foregoing indemnity, a sum equal to 125% of the aggregate of the Base Rent and Additional Rent which was payable under this Lease with respect to the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or earlier termination of the Term. If Tenant holds over in possession after the expiration or termination of the Term, such holding over shall not be deemed to extend the Term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Base Rent and Additional Rent as herein increased. This provision shall survive the expiration or earlier termination of this Lease.

         32.04 On the last day of the Term or upon any earlier termination of the Lease or upon reentry by Landlord upon the Premises pursuant to Article 24 hereof, fee simple title to all fixtures and improvements therein (other than Removable Items) and to the Equipment shall revert to Landlord without the necessity of any further action by either party hereunder. Upon Landlord's request, Tenant shall execute and deliver to Landlord (in recordable form) all documents necessary to evidence such conveyance, including, without limitation, a quitclaim deed and bill of sale. Tenant shall deliver to Landlord Tenant's executed counterparts of all Subleases, any service and maintenance contracts that are in Tenant's possession and are then affecting the Premises, true and complete maintenance records for the Premises, all original licenses and permits then pertaining to the Premises, permanent certificates of occupancy then in effect for the Building, and all assignable warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Equipment installed in the Building, together with a duly executed assignment of any of the foregoing to Landlord, all financial reports, documents, books and records whatsoever relating to the Premises. Notwithstanding anything contained in this Section 32.04 to the contrary, Tenant shall have the right to remove any Equipment, personal property, furniture, trade fixtures and improvements (including, without limitation, all racking, shelving, conveyor equipment lifts, cabling, antenna, signage and other items of equipment) used in connection with the operation of Tenant's business on the Premises and which are not integral to the operation of the Building or the Building systems (collectively, "Removable Items") so long as: (i) such Removable Items may be removed without causing material damage to the Building;
(ii) removal of such Removable Items will not reduce the value, useful life or utility of the Building below the value of the Building immediately preceding the installation or placement of such Removable Items; (iii) such Removable Items are not required for the lawful occupancy of the Building; and (iv) Tenant repairs any damage occasioned by the remove of such Removable Items.

         32.05 On the last day of the Term or upon any earlier termination of this Lease or upon a re-enter by Landlord upon the Premises pursuant to Article 24 hereof, Tenant, at its sole cost and expense, shall remove from the Premises on or prior to such expiration, termination or reentry all personal property situated thereon which is not owned by Landlord, and shall repair any material damage caused by such removal. Any property not so removed shall become the property of Landlord, and Landlord may cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant.

         ARTICLE 33
         ENTIRE AGREEMENT

         All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiary, if any, and their agent(s)) and Tenant.

         ARTICLE 34
         QUIET ENJOYMENT

         If and as long as Tenant shall faithfully perform the agreements, terms, covenants and conditions hereof, Tenant shall and may (subject, however, to the provisions, reservations, terms and conditions of this Lease) peaceably and quietly have, hold and enjoy the Premises for the Term hereby granted without molestation or disturbance by or from Landlord or any Person claiming through or under Landlord and free of any encumbrance created or suffered by Landlord, except from encumbrances created or suffered by Tenant and the Permitted Encumbrances. This covenant shall be construed as running with the Land to and against subsequent owners and successors in interest and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord's interest in the Premises and only so long as such interest shall continue, and thereafter this covenant shall be binding upon such subsequent owners and successors in interest of Landlord's interest under this Lease, to the extent of their respective interests, as and when they shall acquire the same, and only so long as they shall retain such interest.

         ARTICLE 35
         ARBITRATION

         In such cases where this Lease expressly provides for the settlement of a dispute or question by arbitration, or an appraisal and only in such cases, the same shall be finally determined by arbitration conducted in the City and County of Arapahoe before and, except as herein provided, in accordance with the Commercial Arbitration Rules then existing of the American Arbitration Association or any successor body of similar function, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. If the American Arbitration Association or any successor body of similar function shall not then be in existence, the party desiring arbitration or an appraisal shall appoint a person as arbitrator or appraiser on its behalf and give notice thereof to the other party who shall, within fifteen (15) days thereafter, appoint a second person as arbitrator or appraiser on its behalf and give written notice thereof to the first party. The arbitrators or appraisers thus appointed shall make their determinations as provided in this Article 35. The arbitrators or appraisers shall state their determinations in writing within thirty (30) days after their appointment and simultaneously give notice thereof to each other and to Landlord and Tenant. Such two (2) arbitrators or appraisers shall have ten (10) days after the receipt of notice of each other's determinations to confer with the other and to attempt to reach agreement as to a final determination. If such two (2) arbitrators or appraisers shall concur as to the determination, such concurrence shall be final and binding upon Landlord and Tenant and judgment upon the award may be entered in any court having jurisdiction. If such two (2) arbitrators or appraisers shall fail to concur, then such two (2) arbitrators or appraisers shall immediately designate a third arbitrator or appraiser. If the two (2) arbitrators or appraisers shall fail to agree upon the designation of such third arbitrator or appraiser within five (5) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator or appraiser. The third arbitrator or appraiser shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after the date of his designation, choose one (1) of the determinations of the two (2) arbitrators or appraisers originally selected by the parties, and that choice by the third arbitrator or appraiser shall be binding upon Landlord and Tenant and judgment upon the award may be entered in any court having jurisdiction. Each party shall pay its own counsel fees and expenses, including the expenses and fees of any arbitrator or appraiser selected by it in accordance with the provisions hereof, and the parties shall share all other expenses and fees of any such arbitration or appraisal. If a party who shall have the right pursuant to the foregoing to appoint an arbitrator or appraiser fails or neglects to do so, then and in such event the other party may apply to any court of competent jurisdiction to appoint such arbitrator or appraiser. Landlord and Tenant shall sign all documents and do all other things necessary to submit any such matter to arbitration or appraisal and agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration or appraisal and to abide by the decision rendered thereunder. The arbitrators or appraisers shall have no power to vary or modify any of the provisions of this Lease and their jurisdiction is limited accordingly. If arbitration takes place, then each of the arbitrators shall be licensed professional engineers (if the issue to be arbitrated relates to construction issues) or registered architects having at least ten (10) years experience in the design of office buildings. Any appraiser selected or appointed pursuant to this Section shall be a member of the American Institute of Real Estate Appraisers (or any successor organization) and shall have been doing business as an appraiser in the area in which the Premises are located for a period of at least ten (10) years prior to the date of his appointment.

         ARTICLE 36
         SEVERABILITY

         The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

         ARTICLE 37
         RECORDING OF MEMORANDUM

         Landlord and Tenant, each upon the request of the other or any Fee Mortgagee, shall execute, acknowledge and deliver a memorandum of this Lease and of each modification of this Lease, in proper form for recordation. If an Event of Default occurs hereunder and, as a result thereof, this Lease is terminated, Landlord may execute a statement to be recorded in the appropriate land records terminating such memorandum. Tenant hereby appoints Landlord as its attorney-in-fact to execute such a termination statement on its behalf. This appointment shall be deemed to be coupled with an interest and irrevocable.

         ARTICLE 38
         EXCULPATION

         Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to its interest in the Premises and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of its interest in the Premises which have been received by Landlord. No personal judgment shall lie against Landlord or any land trustee upon extinguishment of its rights in the Premises and any judgments so rendered shall not give rise to any right of execution or levy against Landlord's assets. The provisions hereof shall inure to Landlord's successors and assigns. The foregoing provisions are not designed to relieve Landlord from the performance of any of Landlord's obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord. The foregoing shall not be deemed to limit Tenant's rights to obtain injunctive relief or specific performance. Tenant agrees that in no event shall it ever look to any land trustee for the performance of any of Landlord's obligations hereunder.

         ARTICLE 39
         MISCELLANEOUS

         39.01 The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease or in any way affect this Lease.

         39.02 The Table of Contents is for the purpose of convenience of reference only and is not to be deemed or construed in any way as part of this Lease or as supplemental thereto or amendatory thereof.

         39.03 The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words "successors and assigns" or "successors and assigns" of Landlord or Tenant shall be deemed to include the heirs, legal representative and permitted assigns of any individual Landlord or Tenant.

         39.04    Intentionally Omitted.

         39.05 If more than one entity is named as or becomes Landlord or Tenant hereunder, the other party may require the signatures of all such entities in connection with any notice to be given or action to be taken by that party hereunder. Each entity constituting Tenant or Landlord (other than a limited partner, if any such entity is a limited partnership) shall be fully jointly and severally liable for all of that party's obligations hereunder, subject to Article 38. Any notice by a party to any entity named as the other party shall be sufficient and shall have the same force and effect as through given to all entities named as such other party.

         39.06 The liability of Landlord (which, for purposes of this Section 39.06, shall include any parent, affiliate or subsidiary corporation of Landlord and any directors, officers, employees, members, shareholders, partners or agents of Landlord and any of the foregoing) hereunder for damages or otherwise shall be limited to Landlord's interest in the Premises, including, without limitation, the proceeds of any insurance policies covering or relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof, together with the proceeds of any sale of financing of the Premises, and any other rights, privileges, licenses, franchises, claims, causes of action or other interests, sums or receivables appurtenant to the Premises. Landlord shall have no personal liability beyond its interest therein and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies.

         39.07 Except as otherwise expressly provided in this Lease, there shall be no merger of this Lease or the leasehold estate created hereby with the fee estate in the Premises or any part thereof by reason of the same person acquiring or holding, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises.

         39.08 Each of the parties represents and warrants to the other that it has not dealt with any broker, finder or like entity in connection with this Lease transaction, and each party shall defend, indemnify and hold the other party harmless from and against any and all claims for brokerage fees or other commissions which may at any time be asserted against the indemnified party founded upon a claim that the aforesaid representation and warranty of the indemnifying party is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) relating to such claims or arising therefrom or incurred by the indemnified party in connection with the enforcement of this indemnification provision. If any claim is made by any broker who shall claim to have acted or dealt with Tenant in connection with this transaction, Tenant will pay the brokerage commission, fee or other compensation to which such broker is entitled.

         39.09 This Lease may not be changed, modified or terminated orally, but only by a written instrument of change, modification or termination executed by the party against whom enforcement of any change, modification or termination is sought.

         39.10 This Lease shall be governed by and construed in accordance with the laws of the State of Colorado.

         39.11 The agreements, terms, covenants and conditions herein shall be binding upon, and shall inure to the benefit of, Landlord and Tenant and their respective successors and (except as otherwise provided herein) assigns.

         39.12 All references in this Lease to "Articles" or "Sections" shall refer to the designated Article(s) or Section(s), as the case may be, of this Lease.

         39.13 All references in this Lease to "licensed professional engineer" or "registered architect" shall mean a professional engineer or architect who is licensed or registered, as the case may be, by the State of Colorado.

         39.14 Unless specifically provided otherwise herein, any undertaking either required or permitted hereunder by either Landlord or Tenant shall include the obligation to pay for such undertaking.

         39.15 This Lease shall not be construed to create a partnership or joint venture between the parties, it being the intention of the parties only to create a landlord and tenant relationship.

         39.16 Upon Landlord's written request, from time to time, Tenant shall promptly furnish Landlord with its most recently published Annual Report to Shareholders, Form 10K, Form 10Q and any Form 8K published since the last Annual Report to Shareholders. In the event that at any time during the Term, the stock of Tenant ceases to be publicly held or traded through an exchange or over the counter, Tenant shall promptly deliver to Landlord, upon Landlord's request, Tenant's then most recent audited quarterly and annual financial statements.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

LANDLORD:                             TENANT:

MARC-CALEY LLC, a Colorado limited    NORDSTROM, INC., a
liability company                     Washington corporation

By:      /s/ Gerald Lee Nudo          By:      /s/ David L. Mackie
    -------------------------                  -------------------
Name: Gerald Lee Nudo                 Name:    David L. Mackie
Its:Manager                           Its:     Vice President Real Estate &
                                               Corporate Secretary

         EXHIBIT A

         DESCRIPTION OF THE LAND

LOT 1, CASTLEWOOD FILING NO. 2, ACCORDING TO THE PLAT RECORDED ON JUNE 29, 1984 IN BOOK 76 AT PAGES 54 AND 55, COUNTY OF ARAPHAHOE, STATE OF COLORADO

         EXHIBIT B

         PERMITTED ENCUMBRANCES

         A. All title exceptions shown on Schedule B-2 to the Title Commitment Number 1295469, dated November 25, 2002, issued by Chicago Title Insurance Company.

         B. Any and all other matters affecting title to the Premises including, without limitation, all liens, encumbrances, security interests, covenants, conditions, restrictions, notices of pendency, charges, easements, zoning laws, ordinances and regulations, building codes, regulations and rules and other governmental laws, regulations, rules and orders affecting the Premises.

         C. Any state of facts an accurate survey or visual inspection of the Premises would allow.

         D. Encroachments of any trims or corners, if any, upon any street.

         E. Variations between fences, retaining walls, steps, hedges, shrubs and trees, if any, and record lines of title.

         F. Recorded and unrecorded subleases or other agreements for occupancy of the Premises.

         G. Easement for connection of conduit and wiring contained therein between the Premises and the adjacent property owned by Tenant upon which Tenant operates its data center.

         EXHIBIT C

         BASE RENT

--------------------------------------------------------------------
        Lease Year             Annual Amount     Monthly Installment
--------------------------------------------------------------------
a)  Initial Term
--------------------------------------------------------------------
             1                $ 1,576,000.00*       $ 131,333.33
--------------------------------------------------------------------
             2                $ 1,591,760.00        $ 132,646.66
--------------------------------------------------------------------
             3                $ 1,607,677.60        $ 133,973.13
--------------------------------------------------------------------
             4                $ 1,623,754.38        $ 135,312.86
--------------------------------------------------------------------
             5                $ 1,639,991.92        $ 136,665.99
--------------------------------------------------------------------
             6                $ 1,656,391.83        $ 138,032.65
--------------------------------------------------------------------
             7                $ 1,672,954.75        $ 139,412.89
--------------------------------------------------------------------
             8                $ 1,689,685.31        $ 140,807.10
--------------------------------------------------------------------
             9                $ 1,706,581.17        $ 142,215.09
--------------------------------------------------------------------
            10                $ 1,723,646.99        $ 143,637.24
--------------------------------------------------------------------
            11                $ 1,740,884.47        $ 145,073.70
--------------------------------------------------------------------
            12                $ 1,758,293.31        $ 146,524.44
--------------------------------------------------------------------
            13                $ 1,775,876.25        $ 147,989.68
--------------------------------------------------------------------
            14                $ 1,793,635.01        $ 149,469.58
--------------------------------------------------------------------
            15                $ 1,811,571.36        $ 150,964.28
--------------------------------------------------------------------
b)  First Option Period
--------------------------------------------------------------------
          16-20               $ 1,992,728.49        $ 166,060.70
--------------------------------------------------------------------
c)  Second Option Period
--------------------------------------------------------------------
          21-25               $ 2,192,001.34        $ 182,666.77
--------------------------------------------------------------------
d)  Third Option Period
--------------------------------------------------------------------
          26-30               $ 2,411,201.48        $ 200,933.45
--------------------------------------------------------------------
e)  Fourth Option Period
--------------------------------------------------------------------
          31-35               $ 2,652,321.62        $ 221,026.80
--------------------------------------------------------------------
f)  Fifth Option Period
--------------------------------------------------------------------
          36-40               $ 2,917,553.79        $ 243,129.48
--------------------------------------------------------------------

*adjusted in the event that the first Lease Year exceeds twelve (12) calendar months.